UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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Union Bankshares, Inc.

20 Lower Main Street
PO Box 667
Morrisville, VT 05661
(802) 888-6600

April 9, 2019

Dear Shareholder,

The 128th annual meeting of Union Bankshares, Inc. (the “Company”, "we", or "our") will be held Wednesday, May 15th at 3 p.m. at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont. You are cordially invited to attend. Enclosed are a notice of annual meeting, a proxy statement and a proxy card for voting your shares.

Also enclosed with this mailing is a copy of our Annual Report on Form 10-K for Union Bankshares, Inc. for the year ended December 31, 2018. Our proxy materials and Annual Report on Form 10-K are also posted on www.ublocal.com and on a special internet website, as indicated in the Notice of Internet Availability section of the attached Notice of Annual Meeting.

In addition to election of directors and ratification of the selection of our external auditors for 2019, shareholders will be asked to vote on nonbinding resolutions to approve our executive compensation program and to determine the frequency of future advisory votes on executive compensation.

If your shares are held through a broker, please note that your broker will not have the authority to vote your shares on the election of directors or on the two nonbinding resolutions without your specific instructions. Therefore, it is especially important that you submit your proxy promptly so your votes can be counted.

All shareholders of record will have three options for voting. In addition to returning the enclosed proxy card by mail, you may alternatively vote by phone or via the internet. For further details, refer to the proxy card or the Information About the Meeting section of the Proxy Statement.

We hope you will join us immediately following the meeting for an informal gathering of shareholders, directors and bank officers at the Charlmont Restaurant, Route 15 West, Morrisville, Vermont.

Sincerely,

Kenneth D. Gibbons	David S. Silverman
Chairman	President & Chief Executive Officer

Union Bankshares, Inc.

NOTICE OF
2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, May 15, 2019

To the Shareholders of Union Bankshares, Inc.:

The Annual Meeting of Shareholders of Union Bankshares, Inc. will be held at 3:00 p.m., local time, on Wednesday, May 15, 2019, at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont for the following purposes:

1.
To fix the number of directors at ten for the ensuing year and to elect ten directors (or such lesser number as circumstances may warrant), to serve a one year term and until their successors are elected and qualified;

2.	To consider a nonbinding resolution to approve the compensation of the Company's Named Executive Officers;

3.	To approve a nonbinding resolution to determine a frequency of one, two or three years for future advisory votes on the compensation of the Company's Named Executive Officers;

4.	To ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2019; and

5.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on March 22, 2019 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

This notice of meeting and proxy statement, the accompanying proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2018 are available on the internet in a downloadable, printable and searchable format and may be accessed at http://www.materials.proxyvote.com/905400.

By Order of the Board of Directors,

John H. Steel
Secretary

Morrisville, Vermont
April 9, 2019

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR BY FOLLOWING THE INSTRUCTIONS ON THE PROXY TO VOTE BY TELEPHONE OR THE INTERNET, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. SHOULD YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

PROXY STATEMENT - TABLE OF CONTENTS

UNION BANKSHARES, INC.
20 Lower Main Street
Morrisville, VT 05661
(802) 888-6600

PROXY STATEMENT

Annual Meeting of Shareholders
May 15, 2019

INFORMATION ABOUT THE MEETING

Why have I received these materials?
We are sending this proxy statement and proxy card on behalf of the Board of Directors to solicit your vote on matters to be voted on at the annual meeting of the shareholders of Union Bankshares, Inc. to be held at 3:00 p.m. local time on Wednesday, May 15, 2019, at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont. This proxy statement and proxy card are accompanied by the Company's Annual Report on Form 10-K for the year ended December 31, 2018 containing the Company's audited consolidated financial statements and footnotes. These materials were first sent to our shareholders on or about April 9, 2019. You are cordially invited to attend the annual meeting and are asked to vote on the following proposals:

1.	To elect ten directors to the Company's Board of Directors (the “Board”) for the ensuing year;

2.	To consider an advisory (nonbinding )resolution to approve the compensation of the Company's Named Executive Officers;

3.	To approve a frequency of one, two or three years for future advisory (nonbinding) votes on the compensation of the Company's Named Executive Officers; and

4.	To ratify the selection of our independent auditors for 2019.

Who is entitled to vote at the annual meeting?
Only holders of record of the Company's $2.00 par value common stock as of the close of business on March 22, 2019 (the record date for the meeting) will be entitled to vote at the annual meeting. On that date there were 4,467,614 shares of the Company's common stock outstanding, and each such share is entitled to one vote on each matter presented for vote at the annual meeting.

How do I vote my shares at the annual meeting?
If you are a shareholder of record of the Company's common stock, you may vote your shares by completing and signing the accompanying proxy card and returning it in the enclosed postage paid envelope. Alternatively, you may vote your shares by telephone (toll free in the United States) at 1-800-690-6903 or over the internet at http://www.proxyvote.com. Be sure to have your proxy card in hand if you vote by telephone or the internet and follow the instructions on the card. You are a shareholder of record if you hold your stock in your own name on the Company's shareholder records maintained by our transfer agent, Broadridge Corporate Issuer Solutions, Inc., of Brentwood, New York.
“Street name” shareholders of common stock, who wish to vote at the annual meeting will need to obtain a proxy card from the institution that holds their shares and follow the instructions on that form. Street name shareholders are shareholders who hold their common stock indirectly, through a bank, broker or other nominee.

Can I change my vote after I submit my proxy?
Yes, after you have mailed your proxy card or submitted your proxy by telephone or the internet, you may change your vote at any time before the proxy is exercised at the annual meeting. A timely-submitted later dated proxy supersedes all earlier proxies. Shareholders of record may change their vote by:

•
mailing a proxy card bearing a later date. You may request a new proxy by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at the following address or toll free telephone number: Broadridge Corporate Issuer Solutions, Inc. , Attn: Investor Relations Dept., P. O. Box 1342, Brentwood, NY 11717, 1-866- 321-8022. You may also contact our Assistant Corporate Secretary, Kristy Adams Alfieri, for assistance at the address and telephone number shown on page one of this proxy statement; or

•	submitting a later dated proxy by telephone or the internet; or

•	withdrawing your previously given proxy in person at the annual meeting and voting your shares by ballot.
“Street name” shareholders who wish to change their vote must contact the institution that holds their shares and follow the applicable procedures prescribed by the institution.

Can I vote in person at the meeting instead of voting by proxy?
Yes, a ballot will be available at the annual meeting for shareholders of record who wish to vote in person. However, we encourage you to complete and return the enclosed proxy card, or to vote your shares by telephone or the internet, to be certain that your shares are represented and voted, even if you should be unable to attend the meeting in person. If you wish, you may revoke your previously given proxy at the annual meeting and vote by ballot instead.
If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from the bank, broker or nominee in order to vote your shares in person at the meeting.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered differently in more than one account (for example, “John Doe” and “J. Doe”). To ensure that all your shares are voted, you should complete, sign and return all proxy cards. We encourage you to register all your accounts in the same name and address. You may do so by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at the following address or toll free telephone number: Broadridge Corporate Issuer Solutions, Inc. , Attn: Investor Relations Dept., P. O. Box 1342, Brentwood, NY 11717, 1-866- 321-8022. You may also contact our Assistant Corporate Secretary, Kristy Adams Alfieri, for assistance at the address and telephone number shown on page one of this proxy statement.

What is a broker nonvote?
Under stock exchange rules governing brokerage industry practices, a broker may generally vote the shares it holds for customers on routine matters, but requires voting instructions from the customer on other, nonroutine matters. Whether a matter is considered routine or non-routine is determined under applicable stock exchange rules. A broker nonvote occurs when a broker votes less than all of the shares it holds of record for any reason, including with respect to nonroutine matters where customer instructions have not been received. The “missing” votes in such a case are broker nonvotes.
Please note that under applicable brokerage industry rules for broker voting of shares, all director elections, whether or not contested, are considered nonroutine. Therefore, a broker may not vote a customer's shares in the election of directors (Proposal 1) without specific instructions from the beneficial owner. In addition, your broker will not have the authority to vote your shares on Proposal 2 (approval of executive compensation) or Proposal 3 (recommendation as to frequency of future advisory votes on executive compensation) unless you provide voting instructions. If you hold your shares through a broker, please be sure to follow your broker's instructions on how to direct the voting of your shares at the annual meeting.
The ratification of the appointment of the Company's independent auditors is considered to be a routine matter for purposes of a broker's discretionary voting authority under current stock exchange rules. Therefore, a broker may vote uninstructed shares on Proposal 4 under its discretionary authority.

What constitutes a quorum for purposes of the annual meeting?
The presence at the annual meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Proxies voted at the meeting, including those marked as “WITHHOLD” on the election of directors (Proposal 1) or "ABSTAIN" on any of the other three proposals will be treated as present at the meeting for purposes of determining a quorum.

Broker nonvotes are counted for determining a quorum to convene the meeting and for voting on routine matters (such as ratification of the appointment of the independent auditors) since the broker is entitled to vote those shares under its discretionary authority. On any matter considered to be nonroutine (such as the election of directors or the two advisory votes) broker nonvotes are not considered shares entitled to be voted by the broker, and therefore would not be counted for determining whether a quorum is present to vote on such matters.

What vote is required to approve matters at the annual meeting?
The election of directors (Proposal 1) will require the affirmative vote of a plurality of the votes cast. That means that the nominees who receive the highest number of vote totals for the number of vacancies to be filled will be elected as directors. Therefore, a vote to WITHHOLD authority from voting on any nominee will not affect the outcome of the election unless there are more nominees than there are vacancies to be filled.
Approval of the nonbinding resolution to approve the compensation of the Company's Named Executive Officers (Proposal 2) will require that more votes be cast FOR the proposal than AGAINST. Therefore, abstentions will not affect the outcome of the vote on Proposal 2.
Approval of a frequency of one, two, or three years for future advisory say-on-pay votes of the shareholders (Proposal 3) will be determined by a plurality of the votes cast. Therefore, abstentions will not affect the outcome of the vote on Proposal 3.
Ratification of the appointment of the Company's independent auditors (Proposal 4) will require that more votes be cast FOR the proposal than AGAINST. Therefore, abstentions will not affect the outcome of the vote on Proposal 4.
If any other matter should be presented at the meeting, approval of such matter would generally require that more votes be cast in favor than opposed; abstentions and broker nonvotes would not affect the outcome. Management of the Company is not aware at this time of any matter that may be submitted to vote of the shareholders at the annual meeting other than the election of directors and ratification of the appointment of the independent auditors.

Do broker nonvotes affect the outcome of the shareholder votes on Proposals 1, 2, 3, or 4?
Because the election of directors (Proposal 1) is not the subject of an election contest and is by plurality vote, broker nonvotes at the annual meeting will not affect the outcome of the election of directors.
Broker nonvotes are not considered to be “votes cast” and therefore will not affect the outcome of the votes on approval of executive compensation (Proposal 2) or on the ratification of the appointment of independent auditors (Proposal 4), nor will they affect the outcome of the vote on the frequency of future advisory votes on executive compensation (Proposal 3), which is determined by plurality vote.

How does the Board recommend that I vote my shares?
The Board of Directors recommends that you vote FOR Proposal 1 to set the number of directors for the ensuing year at ten and to elect each of the ten nominees listed in this proxy statement; FOR the nonbinding resolution to approve the compensation of Company's Named Executive Officers (Proposal 2); FOR a frequency of EVERY THREE YEARS for future advisory votes on executive compensation (Proposal 3); and FOR ratification of the appointment of the independent accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2019 (Proposal 4).
If you vote by proxy card, your shares will be voted in the manner you indicate on the proxy card. If you sign and return your proxy card but do not specify how you want your shares to be voted, the persons named as proxy holders on the proxy card will vote your shares FOR each of the nominees for director, FOR Proposals 2 and 4, and FOR a three year frequency on Proposal 3 and in accordance with the recommendations of the Board of Directors on any other matters that may be presented for vote of shareholders at the meeting.

How are proxies solicited?
Proxies are being solicited by mail and by internet posting of our proxy materials. Proxies may also be solicited by directors, officers or employees of the Company or our wholly-owned subsidiary, Union Bank (“Union” or the “Bank”), in person or by telephone, facsimile, or electronic transmission. Those individuals will not receive any additional compensation for such solicitation.

Who pays the expenses for soliciting proxies?
The Company pays the expenses for soliciting proxies for the annual meeting. These expenses include costs relating to preparation, mailing and returning of proxies. In addition, we may reimburse banks, brokers or other nominee holders for their expenses in sending proxy materials to the beneficial owners of our common stock.

SHARE OWNERSHIP INFORMATION
Share Ownership of Management and Principal Holders
The following table shows the number and percentage of outstanding shares of the Company's common stock owned beneficially as of March 22, 2019 by:

•	each incumbent director of the Company;

•	each non-incumbent director nominee;

•	each executive officer named in the 2018 Summary Compensation Table included elsewhere in this proxy statement;

•	all of the Company's directors and executive officers as a group; and

•
each person (including any “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), known to the management of the Company to own beneficially more than 5% of the Company's outstanding common stock.

Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

Shareholder or Group	Shares Beneficially Owned		Percent of Class
Directors, Nominees and Executive Officers
Joel S. Bourassa	100		*
Steven J. Bourgeois	2,000	(1)	*
Dawn D. Bugbee	234		*
Jeffery G. Coslett	6,748	(2)	*
Kenneth D. Gibbons	56,157	(3)	1.26
John M. Goodrich	1,100		*
Karyn J. Hale	2,614	(4)	*
Nancy C. Putnam	1,500	(5)	*
Timothy W. Sargent	1,760		*
David S. Silverman	19,713	(6)	*
John H. Steel	8,000	(7)	*
Schuyler W. Sweet	4,000	(8)	*
Cornelius J. Van Dyke	2,214	(9)	*

All Directors, Nominees and Executive Officers as a Group
(13 in number)	106,140		2.38

5% or more Shareholders
Richard C. Sargent	503,326	(10)	11.27
Susan Hovey Mercia	392,259	(11)	8.78
Walter M. Sargent Revocable Trust	277,358	(12)	6.21
____________________

*	Denotes less than one percent (1%) of class.

(1)	Mr. Bourgeois has shared voting and investment power over all shares listed. All of such shares are held in the Bourgeois Family Trust.

(2)	Mr. Coslett has shared voting and investment power over 6,748 of the shares listed.

(3)	Mr. Gibbons has shared voting and investment power over all of the shares listed.

(4)	Ms. Hale has shared voting and investment power over 1,1114 of the shares listed. Includes 1,500 shares Ms. Hale has the right to acquire under presently exercisable incentive stock options.

(5)	Ms. Putnam has shared voting and investment power over all of the shares listed.

(6)
Mr. Silverman has shared voting and investment power over 13,713 of the shares listed. Includes 1,000 shares held in an IRA for the benefit of Mr. Silverman's wife. Includes 5,000 shares Mr. Silverman has the right to acquire under presently exercisable incentive stock options.

(7)	Mr. Steel has shared voting power over 2,000 of the shares listed. Includes 1,000 shares held in an IRA for the benefit of Mr. Steel's wife.

(8)	All shares are held in the Schuyler W. Sweet 2000 Revocable Trust, of which Mr. Sweet is settlor and trustee.

(9)
Includes 1,814 shares held in the Cornelius J. Van Dyke Revocable Trust of which Mr. Van Dyke is settlor and trustee and 400 shares held in the Carol Phillips Hillman Revocable Trust, of which Mr. Van Dyke's wife is settlor and trustee.

(10)
Mr. Sargent has shared voting power over 503,326 of the shares listed. The total includes 162,000 shares held by the Copley Fund, a charitable trust of which Mr. Sargent serves as co-trustee. Mr. Sargent does not have any beneficial interest in the fund and disclaims beneficial ownership of all 162,000 shares held by the fund. The total also includes 277,358 shares held by the Walter M. Sargent Revocable Trust, of which Mr. Sargent and members of his family are beneficiaries and of which he is one of three co-trustees.

(11)	Ms. Mercia has shared voting and investment power over all 392,259 of the shares listed.

(12)
All 277,358 shares are included in the share total disclosed elsewhere in this table as beneficially owned by Richard C. Sargent, who is one of three co-trustees of the Trust and of which he and members of his family are beneficiaries.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and ten percent or more shareholders to file with the Securities and Exchange Commission (“SEC”) reports of their ownership and changes in ownership of the Company's equity securities and to furnish the Company with copies of all such reports. Based solely on its review of copies of Section 16 reports received by it, or on written representations from certain reporting persons that no filings were required for them, except as set forth below, the Company believes that during 2018 all Section 16(a) filing requirements applicable to its officers, directors and ten percent or more shareholders were timely complied with, except for the following: a late filed Form 5 report for Richard C. Sargent, relating to the receipt of a gift of shares during 2018; a late filed Form 5 report for David S. Silverman, relating to the purchase of shares in an IRA for the benefit of Mr. Silverman's wife; and a late filed Form 4 report for each of the three executive officers listed in the 2018 Summary Compensation Table, following the final calculation as of December 31, 2018 of the number of shares of common stock underlying an award to each such officer of restricted stock units subject to time based vesting conditions.

PROPOSAL 1: TO ELECT DIRECTORS
The Company's Amended and Restated Articles of Association and Bylaws provide for a Board of at least three directors, with the exact number to be fixed by the shareholders at each annual meeting. The Board of Directors currently consists of ten individuals and the Board has recommended that the number of directors remain at ten for the ensuing year and that all of the incumbent directors, other than Board Chair Kenneth Gibbons, stand for re-election to a one year term. After 30 years of service on our Board, including eight years as Board Chair, Director Gibbons will retire from the Board at the annual meeting. Union Bank director Joel S. Bourassa has been nominated to stand for election to the Company Board to fill the resulting vacancy. Accordingly, the shareholders are being asked to fix the number of directors for the ensuing year at ten, or such lesser number as circumstances require should any of the nominees be unable to serve, and to elect each of the ten nominees listed below to a one year term.

The table below contains certain biographical information about board nominee Bourassa and each of the nine incumbent directors standing for reelection to the Board. Additional biographical information for each of them is set forth following the table under the caption “Director Qualifications.”

Name and Age	Served as Director Since (1)	Principal Occupation for Past Five Years

Joel S. Bourassa, 61	—	Regional director of Resorts, Vacation Resorts International Lincoln, NH

Steven J. Bourgeois, 70	2005	Chief Executive Officer and Principal Owner, Strategic Initiatives for Business LLC (business consulting) St. Albans, VT

Dawn D. Bugbee, 62	2016	Vice President and Chief Financial Officer, Green Mountain Power Corporation Colchester, VT

John M. Goodrich, 69	2014
Chief Executive Officer, Superior Technical Ceramics Corporation; 2017 - present
St. Albans, VT
Previously, Vice President of Production of the Americas of Weidmann Electrical Technology
St. Johnsbury, VT

Nancy C. Putnam, 63	2018	Retired Previously, CPA, Marckres Norder & Company, Inc. (accounting firm) Morrisville, VT

Timothy W. Sargent, 43	2011	Attorney at Law, Sargent Law Office, PLLC Morrisville, VT

David S. Silverman, 58	2011	President and Chief Executive Officer Union Bankshares, Inc. and Union Bank Morrisville, VT

John H. Steel, 69	2002	Owner, President and Treasurer, Steel Construction, Inc. Stowe, VT

Schuyler W. Sweet, 71	2008	Retired Previously, Owner and Manager, Stony River Properties, LLC (equipment leasing and property management) Littleton, NH

Cornelius J. Van Dyke, 65	2010	Search and Rescue Coordinator, Vermont Department of Public Safety; 2013 - present Previously, President and General Manager, Golden Eagle Resort Waterbury, VT
____________________

(1)
Director nominee Bourassa and each incumbent director is also a director of Union Bank; years of service do not include any prior years of service on the Board of Union Bank. Nominee Bourassa was appointed to the Board of Union Bank in June 2018.

Director Qualifications
Community banking is about being a good member of the communities we serve and providing quality customer service and products, while ensuring that the interests of our stockholders and employees are satisfied and our regulatory requirements are met. The Company's Board meets at least quarterly, and Union Bank's Board meets semi-monthly, to strategize, guide and monitor the activities of the Bank to achieve these goals. We rely on our directors for their strategic vision, business acumen and knowledge of local markets and opportunities. All of our directors live or work in the communities we serve and bring a unique set of talents, perspectives and backgrounds to our Board. They have been active members in organizations of their choice and interest over their lifetimes, usually in a leadership position, which has added to their reputations as respected individuals. Our incumbent directors include long-standing members of the Board who have served through many economic cycles, technological advancements, regulatory changes and periods of Company growth.
The information below summarizes the specific experience, qualifications, attributes and skills that led our Board to conclude that the individual should serve on the Company's Board. We believe that in their professional and personal lives and through their Board service, each has demonstrated sound judgment, leadership capabilities, high ethical standards and a strong commitment for service to the Company.

Joel Bourassa has been a Union Bank director since his appointment to the Board in June 2018 and does not currently sit on the Company’s Board. He is the Regional Director of Resorts for Vacation Resorts International, with responsibilities that include the management oversight of resort properties in Lake Placid, New York, Stowe, Vermont and two entities in Lincoln, New Hampshire. In addition to his Regional Director duties, he has retained the General Manager position at InnSeason Resorts - Pollard Brook. Joel formerly served as the International Director for the Ski New Hampshire Association. He received his undergraduate degree in business administration/marketing from Southern New Hampshire and Plymouth State Universities. Joel currently serves as Chair of both the Board of Selectman for the Town of Woodstock, New Hampshire and the Board of Trustees for Lincoln-Woodstock Ambulance Service. He also serves as President of the Lincoln-Woodstock Rotary Club, is a founding member and Board of Directors for The Bridge Project, a community service organization in the Lincoln-Woodstock area, and is a past President of the Lincoln-Woodstock Chamber of Commerce. Joel has served on the Union's Northern New Hampshire Advisory Board since 2013. His years of experience in the tourism business in New Hampshire and years of community service in Lincoln and Woodstock, New Hampshire have provided valuable knowledge and insights since his appointment to Union Bank’s Board last June.

Steven Bourgeois began his career in banking in 1969. He served as the President and Chief Executive Officer (“CEO”) of Franklin Lamoille Bank in St. Albans, Vermont from 1991 to 2001 when the bank's parent Company was acquired. He continued as Regional President of Banknorth until 2002 and as an Advisory Board member until 2004. He is the owner and CEO of Strategic Initiatives for Business LLC, a business consulting firm he founded in 2002. Steve served as an officer/board member of the Vermont Economic Development Authority from 1988 to 2016, as a member of the Governor's Council of Economic Advisors from 2002 to 2010, and on many statewide councils at the Governor's request. Steve has numerous other business, community, civic and banking industry group memberships in Vermont and Franklin County. He joined the Company's Board in 2005, and is the Chair of the Audit Committee. Steve is the designated “audit committee financial expert” as defined by the regulations of the SEC, and is also the Audit Committee representative on the Company's Disclosure Control Committee. He is also a member of Union's St. Albans Advisory Board. Steve's many years of experience in Vermont community banking, including as a community bank CEO, and his financial knowledge and expertise provide an important contribution to the Board.

Dawn Bugbee joined the Company's Board in 2016 and has served on Union Bank's Board since September 2015. She is currently a Vice President and Chief Financial Officer for Green Mountain Power Corporation, which prior to its acquisition in 2007 by Gaz Metro, L. P. was a publicly-traded, SEC reporting company. Prior to March 2006 she was the Chief Financial officer at Northwestern Medical Center (NMC) in St. Albans, Vermont. She is a certified public accountant (CPA) and holds a Bachelor of Science degree from Castleton University. She is an active member in the local community serving on the Board of Directors and finance committees at NMC and Goodwill of Northern New England. Dawn is a past Trustee of Champlain College in Burlington, a gubernatorial appointee to the Vermont Education and Health Building Financing Agency (VEHBFA), a Board member of United Way of Chittenden County and a Rotarian in the St. Albans and Colchester Rotary clubs. Dawn's years of experience as Chief Financial Officer and knowledge of SEC reporting requirements add valuable strength to the Board. Dawn serves on the Company's Audit Committee.

John Goodrich joined the Company's Board in 2014 and has served on Union Bank's Board since 2013. During 2017, John assumed the CEO position at Superior Technical Ceramics, in St. Albans where he had previously served as an advisory board member. John previously served as Vice President of Production for Americas for Weidmann Electrical

Technology in St. Johnsbury prior to his retirement from that position in 2015. John is very active in the community, currently serving on Board of Trustees and the executive committee of Northeastern Vermont Regional Hospital in St. Johnsbury, and having previously served on the St. Johnsbury School Board for seven years and on the Planning Commission for five years. John also participated in the writing of the St. Johnsbury Town Plan. He is a past member of the Board of Directors of Central Vermont Public Service Corporation, and was a Director of the Associated Industries of Vermont (AIV) for many years. John remains active in the Vermont political process at the local and state levels and was appointed by then Vermont Governor Jim Douglas to first serve on and then chair the state's Commission for the Future of Economic Development. John's considerable experience in management of a large business enterprise and his knowledge of one or our important local markets, adds valuable strength to the Board. John also serves as the Vice Chairman of the Company's Compensation Committee.

Nancy Putnam joined the Company's Board in 2018 has served on Union Bank's board since March 2017. During 2017 Nancy retired from Marckres Norder and Company, an accounting firm in Morrisville, where she practiced as a CPA for 21 years. Prior to this, Nancy was Vice President and Trust Officer for the former Franklin Lamoille Bank in Morrisville, Vermont. Nancy is very active in the community, currently serving on the executive, compensation, and finance committees of the Board of Trustees of Copley Hospital, where she previously served as Board chair for two years. Nancy is a past member of the finance committee for the Town of Cambridge and volunteered with the Smuggler's Notch Adaptive Ski Program and serves as Treasurer of the Cambridge Food Shelf. Nancy's considerable experience as a CPA and previous community bank experience add valuable insight to our Board. Nancy currently serves as Chair of Union's Asset Management Group Committee.

Timothy Sargent joined the Company's Board in 2011 and has served on Union Bank's Board since 2010. Tim holds a law degree from Vermont Law School (South Royalton, Vermont) and a Bachelor of Science from Bates College (Lewiston, Maine). Tim practices law in Morrisville, Vermont at Sargent Law Office, PLLC and has been with the firm for fifteen years . He is an active member in the local community and cares very deeply about the economic health and vitality of the region. Tim recently served on the Board of Directors for the "start up" Morrisville Food Cooperative and currently sits on the Ron Terrill Scholarship Fund, which awards annual college scholarships to local graduating high school students. In addition, he served more than eight years as a Trustee on the Morrisville Water & Light Department and serves as a Rotarian on the Morrisville Rotary Club of which he is a past President. The Company values Tim's legal insights, knowledge of local businesses and perspectives. Tim serves on the Company's Audit Committee.

David Silverman became President of the Company and the Bank on April 1, 2011 and CEO of both in May 2012. He was appointed to the Bank's Board of Directors in November 2010 and elected to the Company's Board at the 2011 annual meeting. David has been with the Bank for 32 years and before becoming President, served in many capacities, including as Vice President of the Company and Senior Vice President and Senior Loan Officer of the Bank. David has been active in the community having served as a Trustee of the Hardwick Electric Department, and on the Boards of the Stowe Area Association, Lamoille County Mental Health Services, Community Health Services of the Lamoille Valley, the Morristown Development Review Board and the Lamoille Economic Development Corporation. He is currently serving on the Boards of Trustees of the Copley Hospital Board o and the Vermont State College system and serves as a federal delegate to the Independent Community Bankers Association. David serves on the Bank's Asset Management and 401K Committees and all three of Union's local Advisory Boards. David's many years of service to the Company in various positions, and his day to day leadership since becoming CEO in 2012 provide the Board with the benefit of his thorough knowledge of the Company's business operations, markets and strategic challenges and opportunities.

John Steel founded Steel Construction in Stowe, Vermont in 1981 and is now one of the premier builders in Stowe. He holds a degree in Business Administration from the University of Denver. John has been a leader in many civic organizations in Stowe. He is a member of the Lamoille Region Chamber of Commerce and the Homebuilders and Remodelers Association of Vermont. He previously served as a member-at-large of the Copley Hospital Board of Trustees, serving on its executive, finance and compensation committees, and served as Chair of the Copley Woodlands Board, and as a member of the Copley Hospital Construction Advisory Board. His business, trust and investment knowledge brings valuable insight to the Board. John is one of our longest serving board members having joined the Board in 2002, and serves on the Company's Compensation Committee, as well as on Union's Asset Management Group and 401K Committees. He became Secretary of the Company in October, 2010.

Schuyler Sweet is the previous owner and Manager of Stony River Properties, LLC, an equipment leasing and property management company in Littleton, New Hampshire from which he retired in 2018. Schuyler has owned and operated a number of businesses over the years, including busing companies, a travel agency and leasing companies. Schuyler, who joined the Board in 2008, has been on Union Bank's Northern New Hampshire Advisory Board since 2005 and is very active in local civic and business organizations, including serving as a past member of the Littleton select board. His considerable experience in managing small businesses, his in-depth familiarity with the Littleton market and his inquisitive nature adds strength to the Company's Board. Schuyler's knowledge of the New Hampshire banking market is especially important as Union acquired three full-service New Hampshire branches in May 2011, opened another full-service branch in Lincoln, New Hampshire in May 2014, and opened a loan production office in North Conway, New Hampshire in December 2018. Schuyler serves as Chair of the Company's Compensation Committee, and also serves on the Company's Audit Committee and Union's Pension Committee.

Neil Van Dyke from Stowe, Vermont has served as Vice Chairman of the Board since 2016. He adds a unique perspective to the Company's complement of Board members as a previous long time owner of a large resort property in Stowe. Neil joined the staff of the Golden Eagle Resort in 1979 and served as its President and was a co-owner until its sale in September of 2014. In 2013, Neil became the Search and Rescue Coordinator for the Vermont Department of Public Safety. Neil holds a Bachelor of Arts degree from Dartmouth College and a Master of Science with a concentration in recreation management from SUNY College of Environmental Science and Forestry. Neil was actively involved on the board of the Stowe Area Association 1982 through 2014, and is the founder of Stowe Mountain Rescue, where he has been a team leader since 1980. He has also served as a member of the Stowe Select Board since 2010. Neil served as a director of the Franklin Lamoille Bank and on the Vermont advisory board of Banknorth from 1998 until 2006. Neil's extensive education and experience in the travel and tourism business, which is an important business segment in our markets, as well as his prior bank board involvement, add further depth to our Board. Neil serves on the Company's Compensation Committee and Union's Asset Management Group Committee.

Director’s Compensation
Directors’ fees, committee fees and advisory board member fees for service on the Boards of the Company and Union are determined annually by the Company’s Board of Directors, upon recommendation of the Compensation Committee. The appropriateness of the fees paid and the fee structure are reviewed on a periodic basis by the Compensation Committee (“Committee”) or the Company’s Board based on published surveys, consultant recommendations and available information on the director compensation practices of other financial institutions.

An analysis conducted in 2018 by Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent outside consulting firm specializing in Board and executive compensation, revealed that our total compensation per Director was slightly below median, largely due to lack of an equity compensation component, when compared to a peer group of fifteen publicly-traded financial institutions of similar asset size, performance and geographic region (The members of this peer group are identified in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement.) As a result of its findings, Pearl Meyer has recommended the implementation of an annual equity retainer to bring total director compensation more in line with the peer group. With respect to directors’ fees paid in cash, Pearl Meyer found that our use and mix of retainers and meeting fees continues to align with peer practice.

In addition to the Pearl Meyer assessment, in formulating its recommendations to the Board regarding our director compensation program, the Committee reviews and considers various survey data of director compensation guides, including the annual Berry Dunn Financial Institutions Compensation Survey, which includes director compensation data from Vermont, New Hampshire and Maine, and information provided by the Bank Director magazine director compensation survey. The Committee and Board intend to continue to review director compensation in future years to assess the competitiveness and reasonableness of our director compensation program.

In setting director compensation, the Compensation Committee and Board are guided by the framework outlined in the Company’s Director and Advisory Board Compensation Policy. Director fees for 2018 consisted of a similar mix of cash retainers and Board and committee meeting fees as in 2017, but with a 3.5 % increase in the retainer paid to Company Board members, a 3.3% increase in the retainer paid to Union Board members and a 3.3% increase in the Union per meeting fee. These percentage increases were comparable to the average salary increase for Union’s senior officers in 2018. In addition, effective for 2018, the Board adopted an 11.1% increase in the Company Board Chair retainer fee and a 42.9% increase in the Union Board Chair retainer fee in order to bring them closer in line with peer bank board chair fees. All Company and Union directors’ fees for 2018 were paid in cash. The Compensation Committee and the Boards of the Company and Union will continue to measure director cash compensation levels with those of our peers and will consider the addition of an equity compensation component as recommended by Pearl Meyer.

Nine of the Company’s ten incumbent directors served as directors of both the Company and Union throughout 2018. Nancy C. Putnam, who served as a Union director throughout 2018, became a Company director upon her election at the 2018 Annual Shareholders’ Meeting. Nominee Joel S. Bourassa was appointed to Union’s board on June 20, 2018, but does not currently serve on the Company's board. All directors of the Company received an annual retainer of $10,250 (prorated for Ms. Putnam) but did not receive any fees for attendance at regular or special meetings of the Company’s Board. Mr. Gibbons received an additional retainer of $5,000 for his service as Chair of the Company’s Board throughout 2018 and Mr. Van Dyke received an additional retainer of $1,000 for his service as Vice Chair of the Company’s Board throughout 2018. For 2018, the Committee Chairs of the Company’s Compensation and Audit Committees were paid an annual retainer of $1,200. All members of the Audit Committee received a $425 per meeting fee and all members of the Compensation Committee received a $400 per meeting fee. The Audit Committee member who sits on the Company’s Disclosure Control Committee received a $1,000 per meeting fee.

In addition to fees earned for service on the Company’s Board of Directors, during 2018 nonemployee directors of Union received an annual retainer of $7,900 (prorated for Mr. Bourassa), and a per meeting fee of $775 for service on Union’s Board during 2018. Mr. Gibbons received an annual retainer of $5,000 for his service as Union's Board Chair in 2018 and Mr. Van Dyke received an annual retainer of $1,000 for his service as Union's Board Vice Chair in 2018. In addition, nonemployee directors of Union who serve on Union’s Asset Management Committee received a $150 per meeting fee, and the Chair of the Asset Management Committee received an annual retainer of $500. All nonemployee directors who serve on Union’s Defined Benefit Pension Plan Committee received a $175 per meeting fee and nonemployee directors who served on Union’s 401(k) Plan Committee received a $125 per meeting fee. Union’s special meeting fee for its nonemployee Directors is $400 for ½ day sessions and $775 for all day sessions. Union’s education and training meeting fee for its nonemployee directors is $150 for ½ day sessions and $300 for all day sessions. From time to time, ad hoc meetings for special projects occur which are compensated at the special meeting rate. Nonemployee directors who attended special meetings, educational training sessions or ad hoc meetings during 2018 received compensation for attending these meetings, with such compensation included in their Fees Earned or Paid in Cash in the table below.

Directors may also serve on one of Union’s three regional advisory boards, for St. Johnsbury or St. Albans, Vermont or Northern New Hampshire. Nonemployee directors of Union who serve on any of these advisory boards receive a per meeting fee of $285.

During 2018, Mr. Silverman, who is a full-time employee of Union, served as a Director of the Company and of Union. He received an annual retainer of $10,250 for serving as a Company director but was not separately compensated for attendance at Company Board meetings, nor did he receive any compensation for his service on Union’s Board, Union’s advisory boards or on any of Union’s committees. The annual retainer paid to Mr. Silverman during 2018 for his service on the Company’s Board is disclosed in the 2018 Summary Compensation Table and footnotes contained elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - 2018 Summary Compensation Table.”

Company and Union directors are eligible to participate in the Executive Nonqualified Excess Plan, a defined contribution plan which permits participants to elect to defer receipt of current compensation from the Company or Union in order to provide retirement or other benefits as selected in the individual adoption agreements. During 2018, Ms. Bugbee elected to defer all of her Company and Union director fees. Additional information about the plan is contained elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - Deferred Compensation Plans.” Deferred fees are reflected as Fees Earned or Paid in Cash in the 2018 Director Compensation Table below.

The Company and Union also maintain the 2008 Amended and Restated Nonqualified Deferred Compensation Plan, a defined benefit plan which was closed to new participants in 1998 and closed to new deferrals in 2004. The plan was amended and restated in 2008 in order to comply with the provisions of Section 409A of the Internal Revenue Code. During 2018, one of our current nonemployee directors received an annual payout under the plan, and is entitled to future annual payments. Promised benefits under the plan constitute general unsecured claims, as no assets of the Company have been segregated to meet the Company’s payment obligations under the plan. However, the Company and Union have jointly purchased insurance on the lives of the participants for the purpose of recouping, in the future, benefit payments made under the plan.

Nonemployee directors are eligible to receive grants of nonqualified stock options, restricted stock and restricted stock units under the Company’s 2014 Equity Incentive Plan, which was approved by the Company’s shareholders at the 2014 annual meeting. However, no such grants were made to directors under the Plan during 2018 nor in any prior year.

Except as described above, the Company’s and Union’s nonemployee directors were not eligible to receive any other form of compensation during 2018 for their services as directors.

The following table lists the annual compensation paid to or earned during 2018 by the Company’s nonemployee directors for service on the Boards of the Company and Union, and by Mr. Bourassa for his service on the Union Board:

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)(2)(3)	Total ($)

Joel. S. Bourassa	$13,879	$1,425	$15,304
Steven J. Bourgeois	$46,250	$3,135	$49,385
Dawn D. Bugbee	$40,575	$—	$40,575
Kenneth D. Gibbons	$47,500	$—	$47,500
John M. Goodrich	$40,775	$2,850	$43,625
Nancy C. Putnam	$35,013	$—	$35,013
Timothy W. Sargent	$40,275	$—	$40,275
John H. Steel	$43,525	$—	$43,525
Schuyler W. Sweet	$48,075	$3,420	$51,495
Cornelius Van Dyke	$43,517	$—	$43,517
____________________

(1)
Includes fees paid to the named individuals for service on the Boards of Directors and committees of both the Company and Union Bank throughout 2018, except for (i) Ms. Putnam, whose annual retainer for her service on the Company’s Board was prorated from the time of her election to the Company’s Board in May, 2018, and (ii) Mr. Bourassa, whose annual retainer for his service on Union’s Board was prorated from the time he was appointed to Union's Board in June, 2018. Director fees earned by President and CEO David Silverman during 2018 for service on the Company's Board are disclosed in the 2018 Summary Compensation Table.

(2)
Does not include annual benefit payments paid to nonemployee directors under the Company's 2008 Amended and Restated Nonqualified Deferred Compensation Plan, attributable to compensation deferrals in prior years.

(3)	Represents Union regional advisory board fees.

Attendance at Directors' Meetings
During 2018, the Company's Board of Directors held 10 regular meetings and no special meetings. All incumbent directors attended 90% of all such meetings and meetings of Board committees of which they were members. In addition to serving on the Company's Board, each of the Company's directors also serves on Union Bank's Board, which meets twice monthly.

Director Independence
The Board of Directors has determined that Board nominee Bourassa and each of the incumbent directors is independent within the meaning of The NASDAQ Stock Market LLC ("NASDAQ") rules for listed companies, except President and CEO David Silverman due to his status as a current employee and executive officer of the Company. Under these rules, factors that cause a director to be considered not independent include the existence of a material relationship with the listed company that would interfere with the exercise of independent judgment. An employment relationship with the Company or the Bank within the past three years is deemed to constitute such a material relationship.

Related Party Transactions
Certain of our directors and executive officers, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2018 were, also customers of Union Bank in the ordinary course of business. As permitted by applicable law, these persons may have had loans outstanding during 2018, and it is anticipated that these persons and their associates will continue to be customers of and indebted to Union Bank in the future. All of these loans were made in the ordinary course of business, and did not involve more than normal risk of collectability or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, received prior approval by Union Bank’s Board of Directors. At December 31, 2018, these loans totaled approximately $749 thousand. None of these loans to directors, executive officers, or their associates are past due, in a nonperforming status, or have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

Board Committees and Corporate Governance
As further described below, the Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Company does not have a standing nominating committee; rather, as described below all independent directors on the Board serve the function of such a committee.
Audit Committee. The Audit Committee comprises Directors Steven Bourgeois (Chair), Dawn Bugbee, Timothy Sargent and Schuyler Sweet. NASDAQ rules for listed companies and applicable securities laws require that the Company have an Audit Committee consisting of at least three directors, each of whom is independent. NASDAQ rules also require that all members of a listed company's audit committee be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, and require that at least one member of the committee qualify as “financially sophisticated,” based on past employment experience in finance or accounting, professional accounting certification or other comparable experience or background. Similarly, SEC rules require that at least one member of a listed company's audit committee qualify as a “financial expert.” The Board of Directors, in its discretion, and based on all of the information available to it, has determined that each of the members of the Audit Committee is independent under applicable legal standards, that each is able to read and understand fundamental financial statements and that Mr. Bourgeois, with his extensive bank management experience, including formerly as a community bank President and CEO, is “financially sophisticated” within the meaning of the NASDAQ rules and is an “audit committee financial expert” within the meaning of applicable SEC rules.
The Audit Committee is responsible for selecting the independent auditors and determining the terms of their engagement, for reviewing the reports of the Company's internal and external auditors, for monitoring the Company's adherence to accounting principles generally accepted in the United States of America and for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company and its system of internal controls. In addition, the Audit Committee has established procedures for the confidential reporting of complaints (including procedures for anonymous complaints by employees) on matters of accounting, auditing or internal controls. A copy of the Audit

Committee's charter, as revised most recently in 2018, is posted on the Investor Relations page of the Company's website at www.ublocal.com.
During 2018, the Company's Audit Committee met eleven times. A report of the Audit Committee on its 2018 activities is included elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Compensation Committee. The Compensation Committee comprises Directors Schuyler Sweet (Chair), John Goodrich, John Steel, and Neil Van Dyke. The Board has determined that each of such directors is independent under applicable NASDAQ rules for listed companies. The Compensation Committee evaluates, reviews and makes decisions or recommendations to the Board of Directors on executive salary levels, bonuses, equity-based compensation, including stock option and restricted stock unit awards, and benefit plans. The Committee also annually reviews our director compensation program and makes recommendations to the Board regarding any changes. A copy of the Compensation Committee's charter, as revised most recently in 2018, is posted on the Investor Relations page of the Company's website at www.ublocal.com.
During 2018, the Compensation Committee met nine times. A report of the Compensation Committee on its 2018 activities is set forth elsewhere in this proxy statement under the caption “COMPENSATION COMMITTEE REPORT.”

Board Nominating Functions. In lieu of a separate committee, the functions of a nominating committee are performed by all of the Company's independent directors (all directors other than Mr. Silverman who is not considered independent due to his current position as an executive officer of the Company and Union Bank). The Board has elected not to establish a separate nominating committee at this time in order to obtain the widest possible input on the nominations process from all of the independent, nonmanagement directors.
The independent directors have adopted a resolution addressing the process for director nominations, including recommendations by shareholders and minimum qualifications for director nominees. In accordance with these criteria, directors and director candidates should possess the following attributes:

•	Strong personal integrity;

•	Previous leadership experience in business or administrative activities;

•	Ability and willingness to contribute to board activities, committees, and meetings;

•	Willingness to apply sound and independent business judgment;

•	Loyalty to the Company and concern for its success;

•	Awareness of a director's role in the Company's corporate citizenship and image;

•	Willingness to assume broad, fiduciary responsibility;

•	Willingness to become familiar with the banking industry and regulations;

•	Familiarity with the Company's service area; and

•	Qualification as an independent director under applicable NASDAQ rules for listed companies.
Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board consists of members with diverse backgrounds and viewpoints, including diversity of skills and experience, with a focus on appropriate financial and other expertise relevant to the Company's business, as well as geographic location throughout our market area and community service. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment, personal integrity and commitment to the Company's success. For a discussion of the individual experience and qualifications of our directors, please refer to the section above under caption “Director Qualifications.”
In reviewing the composition of the Board, the directors are also mindful of the requirement that at least a majority of the directors must be independent under NASDAQ criteria for listed companies, and of the requirement under SEC rules and NASDAQ listed company criteria that at least one member of the Audit Committee must have the qualifications and skills necessary to be considered an “audit committee financial expert.”
The process followed by the independent directors to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and, if warranted following preliminary evaluation, interviews of selected candidates.

In deciding to nominate Joel S. Bourassa for election to the Company's Board, the independent directors evaluated his business and professional experience and his personal attributes, as well as his performance and contributions as a Union Bank director and as a prior member of Union Bank's Northern New Hampshire Advisory Board, and concluded that he meets the criteria for Board membership.
In addition, all nominees for election at the annual meeting who are incumbent directors of the Company, were deemed by the independent directors to meet the criteria for Board membership.
During 2018, the independent directors met twice to perform their nominating functions.

Board Leadership Structure and Role in Risk Oversight
The Company currently has a Chairman of the Board separate from the CEO. Our commitment to independent oversight is demonstrated by the fact that, except for President, CEO and Director David Silverman, all of our directors are considered independent. The Board believes that its structure, with a nonemployee Chairman providing leadership, helps to ensure that the Board discharges its independent oversight function by enabling nonemployee directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman presides at meetings of the Board, including executive sessions and also serves as a liaison between the Board and senior management. Separation of the positions of Chairman and CEO permits the CEO to better focus on his management responsibilities and on expanding and strengthening our franchise. While the CEO’s leadership role is respected as to the day-to-day management and operations of the Company and the Bank, the Chairman’s independence provides meaningful and appropriate oversight in fulfilling the fiduciary responsibilities of the Board and representing the interests of the Company’s stockholders.
Risk is inherent in every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, reputation risk and cyber risk. As a one-bank holding company much of our risk management process takes place at the Bank level, where all of the Company's incumbent directors also serve on the Bank's Board, as does nominee Bourassa. Union Bank's enterprise-wide risk management processes are designed to bring to the Board's attention material risks and to facilitate the Board's understanding and evaluation of those risks, as well as its decision-making process in overseeing how management addresses them.
The Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies and procedures that address and mitigate the Company's most material risks. These include policies addressing credit and investment risk, interest rate risk, liquidity risk and risks relating to Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews and reacts to our risks through various reports presented by management, internal and external auditors and bank regulatory examiners.
In addition, Board committees, both at the Bank and Company Board level, provide risk oversight in discrete areas. In particular, at the holding company level the Audit Committee plays a central role in risk oversight of the Company's accounting, auditing and financial reporting practices and its system of internal controls. A description of the Audit Committee's 2018 activities is contained elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Codes of Ethics
The Board expects all of its directors, officers and employees to maintain the highest standards of professionalism and business ethics. All directors, officers and employees are required to adhere to the Company's Code of Ethics, which is contained in the Union Bank Employee Handbook. In addition, President and CEO David Silverman and Treasurer and CFO Karyn Hale are subject to a separate Code of Ethics for Senior Financial Officers and the Chief Executive Officer. Copies of both Codes of Ethics are posted on the Investor Relations page of the Company's website at www.ublocal.com.

Shareholder Recommendations for Board Nominations
Shareholders of record wishing to recommend individuals to the independent directors for consideration as possible director nominees should submit the following information, in writing, at least ninety days before the annual meeting of shareholders:

•	the name, address and share ownership of the shareholder making the recommendation;

•	the proposed nominee's name, address, biographical information and number of shares beneficially owned (if available); and

•	any other information that the recommending shareholder believes may be pertinent to assist in evaluating the nominee.

The information should be delivered in person to the Assistant Corporate Secretary, Kristy Adams Alfieri, at the main office of Union Bank, 20 Lower Main Street, Morrisville, Vermont, or mailed to: Chairman, Union Bankshares, Inc., P.O. Box 1346, Morrisville, VT 05661. The independent directors will use the same criteria to evaluate an individual recommended by a shareholder as they do other potential nominees. The recommending shareholder will be notified of the action taken on his or her recommendation.
Any beneficial owner of shares who is not a shareholder of record who wishes to recommend a person for consideration as a board nominee must make appropriate arrangements with such owner's nominee (record) holder to submit the recommendation through such nominee.
During the course of evaluating a potential nominee, the independent directors may contact him or her for additional background and other information as they deem advisable, and may choose to interview the potential nominee in an effort to determine his or her qualifications under the specified criteria, as well as his or her understanding of director responsibilities. The independent directors will then determine if they will recommend the nominee to the shareholders. No person will be nominated unless he or she consents in writing to the nomination and to being named in the Company's proxy statement and agrees to serve, if elected.

Attendance at Annual Meeting of Shareholders
The Board of Directors has adopted a policy stating that incumbent directors are expected to attend the annual meeting of shareholders, absent exigent circumstances, such as illness, family emergencies and unavoidable business travel. Last year, all ten of the incumbent directors attended the annual meeting.

Communicating with the Board
Shareholders who wish to do so may communicate in writing with the Board of Directors, its committees, or individual directors regarding matters relating to the Company's business operations, financial condition or corporate governance. Any such communication should be addressed to the Board of Directors, or Board committee or individual director, as applicable, Union Bankshares, Inc., P.O. Box 1346, Morrisville, VT 05661. The correspondence will be forwarded to the addressee for review and response, as appropriate in the circumstances.

Compensation Committee Interlocks and Insider Participation
The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Vote Required to Approve Proposal 1
Election of directors is by a plurality of the votes cast.
Unless authority is withheld, proxies solicited hereby will be voted to fix the number of directors at ten and in favor of each of the ten nominees listed above to serve a one year term expiring at the 2020 annual meeting of shareholders, or until their successors are elected and qualify. If for any reason not now known by the Company any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or will be voted to fix the number of directors at fewer than ten and for fewer than ten nominees, as the Board may deem advisable in its discretion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

2018 AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors (“Board”), the Audit Committee of Union Bankshares, Inc. (the “Company”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

The Audit Committee is comprised of Mr. Bourgeois (Chairman), Mr. Sweet, Mr. Sargent and Ms. Bugbee. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Bourgeois has the attributes of an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission (SEC).

In 2018, the Audit Committee appointed Berry, Dunn, McNeil & Parker, LLC. (BerryDunn), an independent registered public accounting firm, to perform the audit of our consolidated financial statements for the year ended December 31, 2018. The appointment was ratified by the Board and the shareholders.

The Audit Committee has reviewed and discussed both with management and with BerryDunn, the Company's audited consolidated financial statements as of and for the year ended December 31, 2018. The Audit Committee has also discussed with management its assertion on the design and effectiveness of the Company's internal control over financial reporting as of December 31, 2018.  Management has the responsibility for the preparation of the Company’s consolidated financial statements and for assessing the effectiveness of internal controls over financial reporting; the independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements and for expressing an opinion on whether such financial statements are in conformity with generally accepted accounting principles in the United States of America. The independent registered public accounting firm reports directly to the Audit Committee, which meets with the independent auditors on a regular basis, in separate executive sessions when appropriate. In 2018, the Audit Committee met 11 times.

The Audit Committee has also discussed with the independent auditors the matters required to be communicated to the Audit Committee in accordance with generally accepted audit standards, including the auditors’ judgment regarding the quality as well as the acceptability of the Company’s accounting principles, as applied in its financial reporting. The Audit Committee has received and reviewed the written disclosures from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Committee has determined that the services performed by BerryDunn are compatible with maintaining that firm’s independence in connection with serving as the Company’s independent auditors.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Submitted by the Union Bankshares, Inc. Audit Committee
Steven J. Bourgeois (Chair)
Dawn D. Bugbee
Timothy W. Sargent
Schuyler W. Sweet

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company's current executive officers:

Name and Age	Position(s) with the Company and Subsidiary

David S. Silverman, 58	President, CEO and a Director of the Company and Union Morrisville, VT

Karyn J. Hale, 49	Vice President, Treasurer, and Chief Financial Officer of the Company and Senior Vice President of Union Bank Morrisville, VT

Jeffrey G. Coslett, 61	Vice President of the Company and Senior Vice President of Union Bank Morrisville, VT

Additional information about the business background, experience and qualifications of Ms. Hale and Mr. Coslett is set forth below, and such information pertaining to Mr. Silverman is contained elsewhere in this proxy statement under the caption “PROPOSAL 1: TO ELECT DIRECTORS - Director Qualifications.”
Karyn Hale joined Union Bank in November 2005 as a project specialist and moved into the role of Finance Officer in early 2008 until she assumed the role as Chief Financial Officer and Treasurer of the Company and Union on April 1, 2014 and became a Senior Vice President of Union on May 21, 2014. Ms. Hale's responsibilities include oversight of accounting, internal controls, treasury, taxation, regulatory reporting, asset/liability management, audit/exam processes, shareholder relations and serving on the senior management team. Prior to joining the Company and Union, Ms. Hale worked in public accounting with A. M. Peisch & Company for twelve years. She graduated from St. Michael's College with a Bachelors of Science degree in Accounting. Her membership affiliations include the American Institute of Certified Public Accountants, the Vermont Society of CPAs, the Financial Managers Society and she is currently serving on the Board of Directors of Housing Vermont and the Members Advisory Panel with the Federal Home Loan Bank of Boston.
Jeffrey Coslett was named Vice President of the Company on May 15, 2013 and has served as Senior Vice President - Human Resources and Branch Administration Officer of Union Bank since 2008. He joined Union Bank in 2003 as the Human Resources Officer. Prior to that, Mr. Coslett served as a Branch Manager and Loan Officer with Bank of Lancaster County (PA), an Agricultural Loan Officer in the Farm Credit System, and as Operations Officer with Family Service of Lancaster, PA, a social service agency.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee (the “Committee”) of the Board of Directors of Union Bankshares, Inc. (the “Company”) is made up of four nonemployee directors. Schuyler W. Sweet (Chair), John M. Goodrich (Vice Chair), John H. Steel and Cornelius (Neil) J. Van Dyke. Each of the members of the Committee served throughout 2018 and was determined by the Board to be independent within the meaning of applicable listing standards of the NASDAQ Stock Market, taking into consideration all relevant factors under applicable NASDAQ rules, including compensation earned by Committee members in fulfilling their duties, any other fees paid by the Company to the Committee members, any other affiliation with the Company or Union Bank (“Union”), and all other factors specifically relevant to determining whether a Committee member has a relationship to the Company which is material to his ability to be independent from management in discharging the duties of a Committee member.
 This Compensation Discussion and Analysis discusses the compensation awarded to, earned by or paid to the Company’s named executive officers (the “NEOs”) listed in the 2018 Summary Compensation Table contained elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION,” the objectives of our executive compensation program for 2018 (including certain elements for 2019), what the compensation program is designed to reward, a description of each element of compensation, why the Company has chosen to pay each element, how the amount of each element was determined, how each element and the decisions regarding that element fit into the overall compensation objectives, and how the most recent shareholder advisory “say-on-pay” vote affected our executive compensation decision-

making. For 2018, the Company’s NEOs were: David S. Silverman, President and CEO; Karyn J. Hale, Vice President, Treasurer and Chief Financial Officer; and Jeffrey G. Coslett, Vice President. Each of our NEOs also served as an executive officer of Union throughout 2018.

Executive Summary
The following illustrates the effectiveness of our compensation program in delivering solid performance for our shareholders during 2018:
Performance Highlights
The Company's financial results for the year ended December 31, 2018 have been impacted by non-recurring expenses related to termination of Union's Defined Benefit Pension Plan. In management's view, the financial performance of the Company remains strong despite the impact of this event.
Key performance highlights for the year include:

•	Total assets increased $59.5 million, or 8.0%, to $805.3 million;

•	Net loans and loans held for sale increased $50.8 million, or 8.5%, to $645.4 million;

•	The serviced loan portfolio increased $35.0 million to $534.2 million;

•	Total deposits increased $59.2 million, or 9.1%, to $706.8 million;

•	Total stockholders’ equity increased 9.9% to $64.5 million compared to December 31, 2017;

•	Return on average common equity of 11.8%;

•	Book value per common share increased 9.9% to $14.44 as of December 31, 2018;

•	Net loan charge-offs were $119 thousand, or .02% of average loans not held for sale;

•	Nonperforming assets were .24% of total assets; and

•	Net interest income increased $1.8 million, or 6.9% to $28.6 million.

Reflecting the impact of non-recurring charges related to termination of Union’s defined benefit pension plan, during 2018 net income decreased $1.4 million, or 16.3%, to 7.1 million and earnings per share decreased $0.31 per share, to $1.58. Excluding one-time charges of $3.7 million (net of tax effect) related to the settlement of the pension plan, the Company would have reported net income of $10.8 million, or $2.42 per share, for the twelve months ended December 31, 2018. Although that adjusted net income and earnings per share information is considered non-GAAP information, management believes that it may be useful to investors as it improves comparability of core operations year over year and in future periods and also provides a more complete picture of our 2018 operations for purposes of evaluating our executive compensation program. A reconciliation of the non-GAAP information to the Company’s consolidated GAAP net income and earnings per share is provided below.

Non-GAAP Reconciliation - Net Income Before Pension Expense (Unaudited)

	12/31/2018	Earnings Per Common Share (1)
	(Dollars in thousands, except per share data)
Net income - GAAP	$7,072	$1.58
Pension expense	4,631
Income tax benefit	(900)
Net income before pension expense - Non-GAAP	$10,803	$2.42
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(1)
Basic earnings per share were computed based on the weighted average number of shares outstanding during the year (4,465,675 shares). The assumed exercise of outstanding stock options and vesting of restricted stock units do not result in material dilution and were excluded from the calculation.

Creation of Shareholder Value
Our key achievements in creating shareholder value during 2018 include:

•	Increase in book value per common share of 9.9% from December 31, 2017 to December 31, 2018;

•	Earnings per common share of $1.58 for 2018, despite significant one-time charges related to termination of Union’s defined benefit pension plan; and

•	Increase in dividends paid per common share from $1.16 in 2017 to $1.20 in 2018, yielding a dividend payout ratio of 75.9%.

2018 Compensation Objectives
We develop our total executive compensation package with the purpose of attracting, retaining and motivating talented members of senior management to help us achieve the Company’s business goals and objectives. Ultimately our compensation program is designed to achieve the following objectives:

•	provide a market competitive total compensation and benefits package;

•	reward superior performance while appropriately balancing short and long-term performance goals and incentives consistent with prudent risk management goals and practices; and

•	align management interests with those of the Company’s shareholders, with the ultimate goal of enhancing overall shareholder value.
The Compensation Committee regularly reviews and modifies our compensation and incentive programs to ensure they advance these core objectives. We assess our program from the perspective of our shareholders and regulators, considering best practices and making changes as appropriate.

Highlights of Compensation Program and 2018 Results

•	Our NEOs received base salary increases in 2018 ranging between 4.1% - 5.6%;

•
For 2018, our NEOs earned annual cash incentives ranging between 13.5% and 22.5% of base salary based upon attaining in aggregate above budgeted (target) performance results, as defined by the plan. Overall, each NEO’s earned incentive was 112.5% of the target opportunity. These cash incentives were paid in February 2019; and

•
In March 2018, the Company’s Board approved contingent awards of restricted stock units (RSUs) for the three NEOs under the 2014 Equity Incentive Plan, subject to certain conditions, including performance and time-based vesting conditions. These target contingent awards ranged from 10% to 15% of base salary. Actual awards, calculated during the first quarter of 2019, ranged from 12.5% to 18.75% of 2018 base salary based on our year-end stock price and on 2018 performance results, as defined by the plan. All of these RSUs are subject to time vesting conditions in future years, under the terms of the 2018 Equity Award Summary, as well as other plan provisions.

Our Executive Compensation Program
Compensation Philosophy
Our compensation program and philosophy for executive officers was developed by the Compensation Committee and is subject to annual review and approval by our Board of Directors, most recently in March 2018, and is scheduled to be reviewed in April 2019. The objectives of our executive compensation program are to:

•	attract, retain and motivate talented members of senior management;

•	provide a competitive total compensation and benefits package;

•	reward superior performance, while appropriately balancing short and long-term performance and incentives, consistent with prudent risk management goals and practices; and

•	align management interests with those of the Company’s shareholders, with the ultimate goal of enhancing overall shareholder value.
To meet our executive compensation objectives, our program is designed to provide the following:

•	base salary - pay commensurate with the executive’s position, skill and responsibility (fixed compensation);

•	short-term incentives - reward for achievement of annual goals/results (variable compensation);

•	long-term incentives (including time vested equity grants) - reward for long-term sustained performance and shareholder value creation while helping to ensure retention among our executive team; and

•	executive benefits - to promote health and well-being and financial security for our executives.
The Compensation Committee strives to ensure our executive compensation program is designed to appropriately balance risk by utilizing short and long-term performance goals and incentives, consistent with prudent risk management goals and practices.
Our short term incentive performance plan is designed to:

•	recognize and reward achievement of our annual business goals;

•	motivate and reward superior performance;

•	attract and retain key talent needed to grow Union;

•	be competitive with market; and

•	ensure incentives are appropriately risk-balanced (i.e. do not unintentionally motivate inappropriate risk taking).
Our long-term incentive plan strategy and equity grant allocation guidelines for key executives are based upon the individual officer’s role and our desired total compensation philosophy. The objectives of our long-term incentive plan are to:

•	align the interests of our executives with those of our shareholders;

•	increase our executives’ Company stock ownership/holdings;

•	ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk;

•	position Union’s total compensation for our officers to be competitive with market for meeting performance goals;

•	motivate and reward long-term sustained performance; and

•	enable us to attract and retain the talent needed to drive our continued success.
The Compensation Committee will continue to review, evaluate, and revise our compensation philosophy as appropriate to meet the Company’s desired objectives and adhere to changing regulations and evolving industry best practices.

Executive Compensation Mix
We strive to provide a total compensation package that is competitive with market practice, including awards of variable compensation that appropriately recognize Company and individual performance. In the aggregate, we believe our total compensation program provides the appropriate balance that enables us to ensure proper pay-performance alignment and does not incentivize inappropriate risk taking.
Our objective is to pay competitive (i.e. market median) compensation for achieving performance goals consistent with our business goals and relative to the performance of industry peers. Actual compensation should exceed market, defined as 50th percentile of comparable banks, when superior performance is achieved, and be lower than market when performance falls below expectations.
The charts below summarize our 2018 total direct compensation mix for the CEO and for our other two NEOs for 2018 as a group. The charts illustrate the mix of pay expressed as a percentage of total direct compensation (base salary plus short-term incentives plus long-term incentives).

2018 Total Compensation Mix

Inputs to Compensation Committee Decision Making
Role of the Compensation Consultant
The Compensation Committee has the sole authority to retain and terminate compensation consultants and to approve a consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year and meets periodically with the compensation consultant independently of management.
The Compensation Committee periodically engages a compensation consultant to conduct a competitive review of our executive compensation program as it deems appropriate. From time to time, the Committee will conduct a Request-for-Proposal (RFP) from compensation consultants to assess the services capabilities of various providers. An RFP was conducted in 2016 and may be repeated in future years at the discretion of the Committee.
In 2018, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent outside consulting firm specializing in executive and Board compensation, to assist the Committee. Pearl Meyer had previously provided compensation consulting services to the Committee in 2016, 2015, 2013 and 2011. In connection with its 2018 engagement, Pearl Meyer reported directly to the Compensation Committee and carried out its responsibilities to the Compensation Committee in coordination with both the CEO and the Human Resources Officer. In addition to providing services in connection with a review of our director compensation program as discussed elsewhere in this proxy statement, services provided in 2018 by Pearl Meyer included a comprehensive assessment of the competitiveness and effectiveness of the Company’s executive compensation program and recommendations to the Committee based on its assessment. Pearl Meyer also reviewed the Short-Term Incentive Performance Plan (STIPP) to assess the competitive market for incentive plan designs and made recommendations regarding Union’s plan by addressing any significant divergences that may exist from industry practice.
The Compensation Committee regularly reviews the services provided by its outside consultants, and believes that Pearl Meyer is independent in providing executive compensation consulting services. Prior to engaging Pearl Meyer, the Committee determined that Pearl Meyer’s work for the Committee does not raise any conflicts of interest. In making this determination, the Compensation Committee noted the following factors:

•
Pearl Meyer does not provide any services to us or our management other than services to the Compensation Committee and its services are limited to executive and director compensation advisory services;

•	Fees paid by the Company and Union are less than 1% of Pearl Meyer’s total revenue for the most recent year in which data is available;

•	Pearl Meyer maintains a Conflicts Policy to prevent a conflict of interest or any other independence issues;

•	None of the Pearl Meyer consultants have any business or personal relationship with Committee members outside of the engagement;

•	None of the Pearl Meyer consultants have any business or personal relationship with executive officers of the Company outside of the engagement; and

•	None of the Pearl Meyer consultants involved in the engagement maintains any direct individual position in the Company’s common stock.
The Compensation Committee continues to monitor the independence of Pearl Meyer and its other compensation advisers on a periodic basis.

Role of Management
Although the Compensation Committee makes independent recommendations to the Board of Directors on all matters related to compensation of the NEOs, certain members of management are invited to attend meetings of the Committee from time to time and to provide input to the Committee throughout the year. Input may be sought from the CEO, CFO, Human Resources Officer and others as needed to ensure the Committee has the information and perspective it needs to carry out its duties.
Although the Compensation Committee reviews the CEO’s performance and compensation package, the Committee’s recommendations for the CEO’s compensation package are subject to the approval of the Board. The CEO does not participate in the Board’s deliberations or vote on his own compensation. For the other executives the Committee considers recommendations from the CEO to determine and approve compensation packages, as reported to the Board.

Annual Performance Evaluations
CEO: The Compensation Committee evaluates the performance of the CEO annually in the following seven categories:

1.	Strategy and Vision - How well the CEO conveys the Company’s vision and develops a clear guide for current and future courses of action.

2.	Leadership - How well the CEO motivates and energizes employees to implement and achieve the Company’s business strategy and vision.

3.	Innovation/Technology - Providing a vision for the development of new/better products and services.

4.	Operating Metrics - How well the Company is meeting its current financial objectives.

5.	Risk Management - Whether the CEO adequately manages risk and receives satisfactory regulatory reviews and examinations.

6.	People Management - To what extent the CEO takes steps to improve and expand the capabilities of senior managers.

7.	Management Ethics - How well the CEO’s management style conveys a high level of ethics and respect for employees.

8.	External Relationships - How well the CEO interacts with shareholders, the Board, customers, employees, regulators, media and other stakeholders.
Other NEOs: The CEO evaluates the performance of our other executive officers annually. Each executive officer’s annual performance review serves as the basis for adjustments to his or her base salary. Individual performance evaluations are tied closely to achievement of short-term and long-term business goals and objectives, individual initiative, team-building skills, level of responsibility and corporate performance.
The CEO makes annual recommendations to the Compensation Committee for changes to executive officer salaries (other than his own) for the following year. These recommendations are based on the executives’ individual performance within their respective areas of expertise, the CEO’s assessment of their contributions to our earnings and growth during the year, as well as their management style and effectiveness in relation to our customers, shareholders, employees, fellow executive officers, Board and committee members and the community. The Compensation Committee reviews these recommendations as well as any recommendations from its compensation consultant and makes its final recommendations to our Board of Directors. Decisions regarding compensation for executive officers, including that of the CEO, are approved by our Board of Directors based on the recommendations from the Committee.

Benchmarking
A primary data source used in setting market-competitive guidelines for the executive officers is the information publicly disclosed by a peer group of other publicly traded banks and thrifts. Our peer group is developed jointly by the Compensation Committee and Pearl Meyer using objective criteria that reflect bank holding companies of similar asset size, performance and geographic region.
Pearl Meyer conducted a competitive review of our executive compensation programs in 2018, which included developing a peer group for appropriate comparisons. Pearl Meyer additionally conducted a review of Union’s STIPP. To develop the peer group for these 2018 analyses, Pearl Meyer included financial institutions that ranged from approximately one-half to two times our asset size and that were located in the New England, Pennsylvania and New York region of the United States (excluding metro areas). The peer group was designed to position us at approximately the 50th percentile in regard to assets, and was approved by the Compensation Committee.
The peer group developed by Pearl Meyer in 2018 was used by the Compensation Committee to make decisions related to adjustments in 2019 executive compensation. The peer group was selected utilizing the following criteria: an asset range of one-half to 2.5 times the size of the Company (in 2018); located in the six New England states, Pennsylvania and upstate New York, excluding metro areas; and having a three year average ROAA equal to or greater than .40%. Based on these criteria, the peer group consisted of the following publicly-traded banking organizations:

CB Financial Services, Inc.	Fidelity D&D Bancorp, Inc.*
Chemung Financial Corporation*	First Bancorp, Inc.
Citizens & Northern Corporation	Green County Bancorp, IN. (MHC)
Community Bancorp	Lake Shore Bancorp, Inc. (MHC)
Elmira Savings Bank	Northeast Bancorp
Emclaire Financial Corp.	Norwood Financial Corp.
ESSA Bancorp, Inc.*	Salisbury Bancorp, Inc.
Evans Bancorp, Inc.	Standard AVB Financial Corp*
____________________

*	New to the peer group in 2018
Compared to the peer group utilized in the 2016 Pearl Meyer analysis, the updated peer group included four new financial institutions and deleted three financial institutions based upon the selection criteria.
Pearl Meyer’s 2018 analysis encompassed an assessment of Union’s executive compensation compared to market through the use of proprietary survey information along with publicly available proxy statement data from the peer group. Based on that information, Pearl Meyer made recommendations for total compensation opportunity guidelines, including base salary, annual incentive and long-term equity incentive targets. For the CEO and CFO, utilizing proxy data, total compensation was analyzed including the value of retirement benefits and perquisites. Pearl Meyer also conducted high level assessments of the Company’s financial performance to peers, and also reviewed the prevalence of change-in-control agreements within the industry.
Pearl Meyer uses information from its industry and peer group analysis to provide market-competitive guidelines that support our total compensation philosophy. Guidelines for base salary, short and long-term incentive targets and estimated total direct compensation are provided with suggested ranges for performance. This allows the Compensation Committee to see the potential pay, and range of pay, for each executive role. These guidelines provided a useful framework for consideration by the Committee in setting cash and non-cash compensation levels.
Key findings from the 2018 Pearl Meyer compensation analysis included a determination that the base salaries of our NEOs were in general positioned competitively with the market, with some variations in competitive positioning among executives. Total cash compensation (the combination of base salary and annual incentive compensation) was found in two of sixteen positions analyzed to be lagging the market, including that of our CFO. In addition, Pearl Meyer found that our CEO’s total cash compensation (the combination of base salary and annual incentive compensation) as well as his total compensation (which includes long-term equity incentives) trailed the market.

Risk Oversight of Compensation Programs
We believe that our compensation program is structured to encourage executive performance in a manner consistent with prudent risk management. Among the factors in our executive compensation program that support our enterprise risk management goals are the following:

•
The Company’s only operating subsidiary, Union Bank, is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Commissioner of the Vermont Department of Financial Regulation; and as such, adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the organization.

•
Management of Union conducts regular reviews of our business processes to ensure we adhere to appropriate regulatory guidelines and practices. These practices are monitored and supplemented by our internal audit function, as well as our external auditors.

•
Our incentive plan provides a maximum cap on payment and does not have highly leveraged payout curves and steep payout cliffs at specific performance levels that could encourage short-term actions to meet payout thresholds.

•	Our short and long term incentive plans are subject to clawbacks in the event of accounting restatement due to fraud or misconduct or in the event of material violations of our code of ethics.

•	We utilize a balanced mix of fixed and variable compensation.

•	We retain an independent compensation consultant that reports directly to the Compensation Committee.

•	Our equity compensation plan includes a stock retention requirement to help ensure that senior management’s long-term financial interests align with those of the Company and its shareholders.

•
The Company’s Board has the discretion to make positive or negative compensation adjustments as they deem advisable based on the business and interest rate environment, market conditions and other factors they deem appropriate.

Components of Executive Compensation and 2018 Decisions
Our compensation program for all executive officers, including the CEO, consists of four key components, which are reviewed regularly by the Committee:

•	Base Salary;

•	Short-Term Incentive;

•	Long-Term Incentive (including equity-based incentive awards); and

•	Executive Benefits.
As in prior years, during 2018 we provided a Company-owned vehicle for our CEO, an annual benefit valued at less than $10,000, but provided no other perquisites of any kind to any of our executive officers.
Our executive officers are not covered by employment agreements and hence are considered employees at will. They are not entitled to any severance benefits upon termination of employment, except for termination of a NEO (other than for cause) within a specified period after a change-in-control of the Company or Union, as described below under the captions “ - Change in Control Agreements” and “EXECUTIVE COMPENSATION - Potential Payments upon Change in Control.”
The following section summarizes the role of each component of our compensation package, how decisions are made and the resulting 2018 decision process as it relates to the NEOs.

Base Salary
We believe the purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with our peer group.
Typically, the Compensation Committee reviews and sets base pay for each executive in January following the performance evaluation process. Competitive markets for similar roles are considered, as well as each individual’s experience, performance and contributions.

The following table shows the increases in base salary for each of our NEO’s for 2018 and 2019, which were approved by the Board upon recommendation of the Compensation Committee. These increases were intended to recognize each executive’s contribution and performance, and where deemed appropriate, to bring our NEOs’ salaries more in line with market:

Name	Title*	2017 Base Salary	2018 Base Salary	Percent Increase in 2018	2019 Base Salary	Percent Increase in 2019
David S. Silverman	President and CEO	$335,000	$350,000	4.48%	$386,000	10.29%
Karyn J. Hale	SVP, CFO and Treasurer	$143,600	$151,600	5.57%	$190,000	25.33%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$134,000	$139,500	4.10%	$150,000	7.53%
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*	Positions held with Union
The Compensation Committee seeks to pay competitive (i.e. market median) compensation for achieving goals consistent with the Company’s business objectives and relative to industry peers. In its 2018 executive compensation review, Pearl Meyer utilized 2018 salary information for the peer group, but indexed it upward to reflect estimated industry average salary increases for 2019. Based on the findings of the compensation review, the Committee recommended, and the Company Board approved, a market adjustment for the CEO’s and CFO’s salary for 2019 to bring them closer to the market median.

Short-Term Incentive
Annually, the Board, on a discretionary basis, may choose to offer incentive compensation under the Union Bank Short Term Incentive Performance Plan (the “STIPP”) by establishing annual performance and award targets for a designated performance period, which has generally been the calendar year. Financial results utilized in establishing performance targets and calculating awards are based on performance of Union Bank only, not the consolidated results of the Company. In February 2018, upon recommendation of the Compensation Committee, the Board adopted the 2018 performance criteria and bonus opportunities under the STIPP, following the general pattern and timing of adoption of STIPP performance measures and bonus opportunities as in prior years since inception of the plan in 2012. No changes to the definitions of the STIPP performance measures were made from the 2017 plan to the 2018 plan for four of the six measures. For 2018, the net income and relative ROAA target performance measures were set at the budgeted amount, but excluding the net effect of the non-recurring expense related to termination in 2018 of Union’s defined benefit pension plan.
Participants in the STIPP are designated each year by the Union Board, upon recommendation of the Compensation Committee. All three of the NEOs were designated as participants for 2018, 2017 and 2016, and have been so designated for 2019.
Awards (if any) are paid in cash within two and one-half months after the end of the calendar year. The 2018, 2017 and 2016 STIPP awards earned by Mr. Silverman, Ms. Hale and Mr. Coslett, were paid in February of the following year and are included in the 2018 Summary Compensation Table under "Non-equity Incentive Plan Compensation" for the year earned. Participants do not have a vested right in any award prior to payout.
In 2018, the Compensation Committee engaged Pearl Meyer to conduct a review of Union’s STIPP. The purpose of the review was to understand the competitive market for incentive plan designs, use market findings as a platform to review the terms of Union’s plan, and address any gaps to market which may exist. Utilizing the same peer group as for its overall executive compensation analysis (other than omitting Standard AVB Financial Corp., which had not filed updated compensation information since 2016), Pearl Meyer found that Union’s plan generally aligned with market. However, Pearl Meyer did recommend that the Compensation Committee consider whether any adjustments to the current target incentive levels are necessary keeping in mind tenure and importance of the individual executive's role. Also, Pearl Meyer recommended that the Committee and Board consider including individual or strategic objectives as plan metrics in addition to bank-level metrics and recommended that STIPP goal setting and performance payout targets be re-evaluated annually in relation to the peer group.

Based on the Pearl Meyer findings and the Committee’s recommendation, in February 2019 the Union Board adopted annual performance and award targets under the STIPP for the 2019 calendar year. In order to achieve the objective of more closely aligning the design of the Company’s STIPP to the short-term compensation programs of the members of the peer group, the target payout percentages for 2019 under the STPP were changed as follows: for the CEO, an increase in the target payout percentage from 20% to 30% of base salary; and for each of the other two NEOs, an increase in the target payout percentage 12% to 18% of base salary. Additionally for the 2019 plan, to recognize the equal importance of loan and deposit growth objectives, the weighting of the Loan Growth metric, as defined below, was decreased from 20% to 15%, and the weighting of the Deposit Growth metric, as defined below, was increased from 10% to 15%.
The objectives of our STIPP are to recognize and reward achievement of Union’s annual business goals, motivate and reward superior performance, attract and retain key talent needed to grow the franchise, maintain competitiveness within our market, and ensure incentives are appropriately risk-balanced. Rewards under this Plan represent variable compensation that must be earned based upon performance by the Company’s subsidiary, Union Bank.
Our annual performance goals for the incentive plan are based on budget projections, which are typically presented by the CEO to the Compensation Committee during the first quarter of the year. Once the Compensation Committee finalizes and preliminarily approves the performance goals, the goals are presented to the Board of Directors for final approval. The following details the framework of the 2018 STIPP performance goals and related performance results:
Incentive Opportunity: Each participant had a target award (expressed as a percentage of earned base salary during the fiscal year) and range that defined the incentive opportunity. The CEO’s target for 2018 was 20.0% of base salary. For the other NEOs, the target was 12.0% of base salary for 2018. Actual awards vary based on actual performance during the year and may range from 0% of target (not achieving threshold performance for a goal) to 150% of target for meeting or exceeding stretch performance.
Performance Measures: The Compensation Committee and Board believe that the 2018 performance measures are aligned with our strategic and business plan. Recognizing the one-time financial impact of terminating Union’s defined benefit pension plan, for purposes of the STPP performance goals, the metrics for 2018 net income and 2018 return on average assets were set at the budgeted amount for 2018, disregarding plan termination expenses of $3.7 million, net of tax effect.
In order for the 2018 STIPP to activate, attainment of 90% of budgeted 2018 annual net income of Union (adjusted as described above) was required. Additionally, eligible participants, including the NEOs, are expected to achieve in aggregate a rating of “meets expectations” or greater for his or her most recent annual performance evaluation. The awards for all NEOs were based upon achieving targets (on a bank-only basis) with respect to net income (adjusted as described above), efficiency ratio, loan growth (excluding municipal loans), loan quality (defined as loan charge-offs plus net other real estate owned write downs plus gain or loss on sale of other real estate owned and other assets owned, less loan recoveries), deposit growth (excluding purchased brokered deposits) and three year rolling average return on average assets (ROAA) (adjusted as described above) relative to that of a peer group of New England banks and thrifts between $300 million and $1 billion in assets, as compiled and published by SNL Financial LLC. Minimum (threshold), target and maximum (stretch) levels of performance were defined for the 2018 STIPP and are summarized in the table below. No awards are paid for performance below threshold for a particular performance measure. Actual payouts for each performance goal are based upon final performance between threshold and stretch levels and are awarded on a five step basis from threshold (50% payout), Lower Mid (75% payout), Target (100% payout), Upper Mid (125% payout) and Stretch (150% payout).

The 2018 STIPP performance measures and their relative weights for Mr. Silverman, Ms. Hale and Mr. Coslett were as follows:

Performance Measure	Weighting	Threshold (Minimum) Goal Funds 50% of target award	Target Goal Funds 100% of target award	Stretch (Maximum) Goal Funds 150% of target award
Relative Three-Year Return ROAA*	25%	1.00%	95th Percentile	98th Percentile
Net Income (dollars in thousands)	25%	$9,788	$10,876	$11,419
Efficiency Ratio**	10%	68.14%	67.14%	66.14%
Loan Growth (dollars in thousands)	20%	$27,035	$31,806	$36,577
Deposit Growth (dollars in thousands)	10%	$43,639	$51,340	$59,041
Loan Quality (dollars in thousands)	10%	$400	$300	$200
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*	Goal expressed as a percentile of the designated STIPP peer group.

**	The ratio of noninterest expense to tax equivalent net interest income and noninterest income, excluding securities gains and losses.
At the end of the calendar (fiscal) year, the Compensation Committee assesses Union’s performance relative to each of the performance measures and determines the amount of the awards based upon the extent to which each goal has been attained. Under the STIPP the Compensation Committee may recommend, and the Board has the discretion to make, positive or negative adjustments to any payouts as they deem advisable to reflect significant individual performance, Union performance, the business and interest rate environment, market conditions and other factors they deem appropriate. No such discretionary payout adjustments were made in 2018, other than the adjustment resulting from calculation of Union’s 2018 net income and ROAA to disregard one-time pension plan termination expenses, net of tax effect.

2018 Performance Results and STIPP Payouts: The following table summarizes the 2018 performance results and the associated payouts, expressed as a percent of target opportunity for each predefined performance measure, for Mr. Silverman, Ms. Hale and Mr. Coslett:

Performance Measure	Weighting	2018 Target Goal	2018 Union Actual Result*	Payout Allocation (0-150% of target opportunity)
Relative Three-Year ROAA	25%	95th Percentile	99th Percentile	150%
Net Income (dollars in thousands)	25%	$10,876	$10,896**	100%
Efficiency Ratio**	10%	67.14%	66.75%	100%
Loan Growth (dollars in thousands)	20%	$31,806	$33,471	100%
Deposit Growth (dollars in thousands)	10%	$51,340	$45,159	50%
Loan Quality (dollars in thousands)	10%	$300	$130	150%
			TOTAL	112.50% of Target
				Incentive Opportunity
____________________

*
Actual 2018 results are on a bank-only basis with net income and three year rolling average ROAA adjusted to disregard one-time expenses, net of tax effect, related to termination of Union’s defined benefit pension plan.

**	The ratio of noninterest expense to tax equivalent net interest income and noninterest income, excluding securities gains and losses.

Based upon the performance results described above, the table below summarizes the actual incentive payouts (as a dollar amount and percent of base salary) for each of the NEOs.

		2018 Annual Incentive Target Opportunity		2018 Annual Incentive Actual Awards
Executive	Title	Amount	% of Base Salary	Amount	% of Base Salary*
David S. Silverman	President and CEO	$70,000	20%	$78,750	22.50%
Karyn J. Hale	SVP, CFO and Treasurer	$18,192	12%	$20,466	13.50%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$16,740	12%	$18,833	13.50%

2019 Plan Design: In February, 2019, the Board, upon recommendation of the Compensation Committee, approved the annual performance goals and incentive opportunities under the STIPP (2019 STIPP). The plan design for 2019 remained unchanged from the 2018 STIPP other than changing the weightings of the Loan Growth from 20% to 15% and Deposit Growth from 10% to 15%, and increasing the target payout percentages for the CEO from 20% to 30% and for the other NEOs from 12% to 18% to more closely align with peer practices and more appropriately reflect the tenure and contributions our NEOs provide to the Company's performance. The definitions for four of the performance metrics (loan growth, loan quality, deposit growth and efficiency ratio) remain unchanged for 2019 from 2018. For 2019, the net income metric will no longer be adjusted to exclude the one-time net expense impact from terminating the Union Bank Pension Plan, the expense of which was fully incurred in 2018. The relative ROAA metric for the 2019 STIPP, being a trailing three year average, will continue to recognize the 2018 adjusted ROAA to exclude the net pension termination expense. In addition, the 2018 ROAA for purposes of the STPP performance metrics will continue to deviate from that reported on the SNL Financial LLC report. Potential payouts for 2019 range from 0% to 150% of the target awards based upon Union’s performance. In order for the 2019 STIPP to activate, attainment of 90% of budgeted 2019 annual net income of Union is required. Additionally, in order to be eligible to receive an award, a participant, including each of the NEOs, is expected to maintain at a minimum a rating of “meets expectations” for his or her most recent annual performance evaluation as of the end of 2019. The awards for the NEOs, including the CEO, will be based upon actual achievement of performance results compared to target (budgeted) performance levels with respect to Union’s ROAA relative to the defined peer group (as adjusted), net income, efficiency ratio, deposit growth, loan growth and loan quality. The Compensation Committee may recommend, and the Board has the discretion to make, positive or negative adjustments to any payouts as they deem advisable to reflect significant individual performance, Union performance, the business and interest rate environment, market conditions and other factors they deem appropriate.

Long-Term Equity Incentive
The Company's current long-term equity incentive compensation plan is the Union Bankshares, Inc. 2014 Equity Incentive Plan (the “LTIP”), which is administered by the Compensation Committee. This Plan replaced the 2008 Incentive Stock Option Plan (the “2008 ISO Plan”) and was approved by the shareholders in 2014. The primary purpose of the LTIP is to link senior management compensation more closely to corporate performance and increases in shareholder value, and to assist the Company in attracting, retaining and motivating executive management. Eligible participants consist of only nonemployee directors, executive officers and other key employees of the Company or Union who are in a position to contribute significantly to profitability and who are recommended by the Compensation Committee and approved by the Company’s Board.
Like the predecessor 2008 ISO Plan, the LTIP provides for grants of incentive stock options to eligible officers. However, unlike the 2008 ISO Plan, the LTIP also allows for granting of nonqualified options, restricted stock and restricted stock units to eligible officers and nonemployee directors of the Company and of Union. The total number of shares of the Company's common stock that may be awarded under the LTIP is 50,000, subject to standard anti-dilution adjustments in the case of stock dividends, stock splits, recapitalization and similar changes in the Company's capitalization. As of December 31, 2018, 34,106 shares remained available for future equity awards under the LTIP.
In March, 2018, the Compensation Committee recommended and the Board approved the terms of contingent equity compensation awards under the LTIP to seven Union senior officers, including the three NEOs, with respect to 2019 services. The terms and conditions of the 2018 contingent awards, which include a threshold regulatory rating condition for Union as well as individual and Union performance metrics and time-based vesting conditions, are described in a 2018 Equity Award Summary approved by the Compensation Committee and the Company’s Board. During 2018, Union met the threshold trigger for 2018 awards of achieving satisfactory results from its most recent safety and soundness regulatory examination. Additionally, each of the participants, including the three NEOs, achieved the required performance evaluation rating during 2018 of “fully meeting expectations.”
Each of the designated executives, including the three NEOs, received contingent awards in the form of Restricted Stock Units (RSUs) with respect to 2018 services, to be settled solely in shares of the Company’s common stock upon satisfaction of vesting conditions. A participant may elect to have shares withheld upon vesting to satisfy federal and state income tax withholding obligations. Shares will be issued upon vesting of any portion of a final award that replaces a contingent award by no later than March 15 of the calendar year following the calendar year during which such vesting occurs.
Subject to satisfaction of the plan and individual triggers (which as noted above had been satisfied as of December 31, 2018), 50% of the RSU’s awarded were in the form of Time-Based Restricted Stock Units (TBRSUs), which will vest over three years, approximately one-third per year on the anniversary of the Earned Date (as defined); and 50% of the RSU’s awarded were in the form of Performance-Based Restricted Stock Units (PBRSUs), which are subject to both performance and time based vesting conditions. The size of the contingent TBRSU and PBRSU awards for 2018 was initially expressed in dollars as a target goal based on a percentage of the executive’s salary at which the award would be funded at 100%. However, depending on Union’s 2018 performance results relative to a designated peer group, the actual size of the PBRSU portion of the award could have been greater or lesser than the target level, and could have ranged from 0% of the target PBRSU award for not attaining the threshold goal to 150% for meeting or exceeding the stretch goal, as described below. Provided that the specified performance goals were met, PBRSUs vest at one-half per year on each of the two successive anniversaries of the Earned Date (as defined).
The Earned Date under the 2018 Equity Award Summary for TBRSUs and PBRSUs was December 31, 2018. The actual number of common shares underlying the TBRSU awards for 2018 was determined by dividing the dollar value of the award by the closing price of the Company’s common stock on December 31, 2018, as reported on the NASDAQ Stock Market, with fractional shares rounded up to the next whole share. The actual number of common shares underlying the PBRSU awards for 2018 was determined by the Compensation Committee during the first quarter of 2019, based on the level of Union’s attainment of the specified 2018 performance measure (described below) and on the closing price of the Company’s common stock on December 31, 2018, as reported on the NASDAQ Stock Market, with fractional shares rounded up to the next whole share. Prior to vesting, TBRSUs and PBRSUs do not earn dividends or dividend equivalents, nor do they bear any voting rights. The Compensation Committee and the Board chose to award RSUs since this type of equity grant helps to create a long-term ownership focus and alignment with shareholders while also serving as a powerful retention feature for our top executives.

Incentive Opportunity: The CEO’s aggregate TBRSU and PBRSU target award opportunity for 2018 was 15% of base salary and the other executive officers’ target opportunity was 10% of base salary, with 50% allocated to TBRSUs and 50% to PBRSUs. So long as Union attained the plan trigger and individual performance ratings were met, TBRSU awards of 7.5% of base salary for the CEO and 5.0% for the other NEOs would be earned, with vesting of one-third of the TBRSU award on the first, second and third anniversaries of the Earned Date. Additionally, the target awards for PBRSUs of 7.5% of base salary for the CEO and 5.0% for the other NEOs would be granted only if the specified 2018 performance measure at the target level were satisfied, with the actual PBRSU award ranging from 0% for not achieving the threshold performance goal, to 11.25% of the base salary for the CEO and 7.5% for the other NEOs for meeting or exceeding the stretch performance goal, with vesting of one-half of the PBRSU award on each of the first and second anniversaries of the Earned Date.

Performance Measure: The performance measure for the 2018 PBRSU award compared Union’s three-year average ROAA (on a bank-only basis and with 2018 ROAA adjusted to exclude the net expense of terminating the Union Bank Pension Plan) to that of a peer group of New England banks and thrifts with assets from $300 million to $1 billion, as compiled and published by SNL Financial LLC. Union and peer group data used for calculating 2018 PBRSU awards were as of December 31, 2018 (adjusted as described above), 2017 and 2016.

The 2018 PBRSU threshold, target and stretch performance measures for Mr. Silverman, Ms. Hale and Mr. Coslett were as follows:

Performance Measure	Threshold (Minimum) Goal Funds 50% of target award	Target Goal Funds 100% of target award	Stretch (Maximum) Goal Funds 150% of target award
Relative Three-Year ROAA*	1.00%	95th Percentile*	98th Percentile*
____________________

*	Goal expressed as a percentile of the designated peer group.

In order for eligible executives to be awarded PBRSUs, Union had to attain a minimum ROAA of 1.00% for 2018 (adjusted to disregard net pension plan termination expense). The target goal would be attained if Union achieved a three-year ROAA (as adjusted) at the 95th percentile of all banks and thrifts in the designated peer group. The stretch goal would be attained if Union achieved a three-year ROAA (as adjusted) at or above the 98th percentile of the peer group.

2018 Performance Results and PBRSU Award: The following table summarizes the 2018 target goal and Union’s actual 2018 results (adjusted to disregard net pension plan termination expense) versus the peer group, for the purpose of awarding PBRSUs to Mr. Silverman, Ms. Hale and Mr. Coslett:

Performance Measure	2018 Target Goal	2018 Union Actual Results*	Payout Allocation (0-150% of target opportunity)
Relative Three-Year ROAA	95th Percentile	99th Percentile	150%
____________________

*	Actual 2018 results are on a bank-only basis and were adjusted to disregard one-time expenses, net of tax effect, related to termination of Union’s defined benefit pension plan.

The table below summarizes the target opportunity and the actual aggregate 2018 equity incentive awards (TBRSUs and PBRSUs) based upon the actual performance results (exceeding stretch) for each of the NEOs expressed as a dollar amount and percentage of base salary:

		2018 Equity Incentive Target Opportunity		2018 Equity Incentive Actual Awards*
Executive	Title	Amount**	% of Base Salary	Amount	% of Base Salary
David S. Silverman	President and CEO	$52,547	15%	$65,656	18.75%
Karyn J. Hale	SVP, CFO and Treasurer	$15,160	10%	$18,957	12.50%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$13,973	10%	$17,477	12.50%
____________________

*	All 2018 equity incentive awards are subject to time based vesting conditions and other plan provisions in future years.

**
Represents the dollar amount of contingent awards of restricted stock units (RSUs) granted under the terms of the 2018 Equity Award Summary, assuming achievement of target-level performance in 2018, disregarding the effect of potential forfeitures.

Under the provisions of the 2018 Equity Award Summary and based on a closing price of $47.75 per share for the Company’s common stock on December 31, 2018 as reported on the NASDAQ Stock Market, with respect to services rendered in 2018, the three NEOs were awarded RSUs with respect to shares of the Company’s common stock as summarized in the table below:

Executive	Title	PBRSUs	TBRSUs	Total RSUs
David S. Silverman	President and CEO	550	825	1,375
Karyn J. Hale	SVP, CFO and Treasurer	159	238	397
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	147	219	366
The number of PBRSUs awarded reflects Union exceeding the stretch performance goal by achieving a three year average ROAA (adjusted to disregard net pension plan termination expense for 2018) in the 99th percentile of the defined peer group of New England banks and thrifts. The actual receipt of these shares by the recipients remains subject to satisfaction of time-based vesting conditions and other plan provisions, as described in of the 2018 Equity Award Summary.
2019 Plan Design: In February, 2019, the Compensation Committee recommended and the Board approved the 2019 Equity Award Summary under the LTIP, which includes annual performance goals and incentive targets for the designated participants, including the three NEOs. The 2019 Equity Award Summary was adjusted from that of the 2018 Equity Award Summary to increase the target percentage payouts to more closely align with that of peer bank practices, as determined by Pearl Meyer in their 2018 analysis of the Company’s executive compensation program. The CEO’s target percentage payout was increased from 15% to 25% of base salary, and the target percentage payout for the other NEOs was increased from 10% to 20% of base salary.
The Compensation Committee will review the long-term incentive program on an annual basis and has the ability to change the mix of equity instruments (i.e. mix of restricted stock, RSUs and incentive or nonqualified stock options) as it deems appropriate and as permitted by the LTIP. These grants are subject to clawbacks in the event of accounting restatement due to fraud or misconduct or in the event of material violation of our code of ethics.
Stock Retention Requirement: The Compensation Committee believes that Union’s executive officers should maintain a material personal financial stake in the Company to promote a long-term perspective in managing the Company and to better align shareholder and executive interests. Therefore, the LTIP requires executive officers to retain ownership of 25% of their after tax vested share awards until termination of employment or retirement from Union. If an executive experiences personal economic hardship, the Compensation Committee has the authority to decide whether the holding period requirements will be waived in whole or in part for that particular award or if the executive will be allowed to sell more shares than the holding period requirements would otherwise permit.
Equity Compensation - Outstanding Stock Options
As of December 31, 2018, exercisable incentive stock options with respect to 3,000 shares granted under the 2008 ISO Plan remained outstanding and will expire seven years after the grant date. In addition, as of December 31, 2018, there were exercisable incentive stock options granted under the LTIP with respect to 4,500 shares awarded in December 2014 which will expire seven years after the date of grant. All outstanding options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and are subject to early termination following the optionee's termination of employment during the option period, and to early vesting if the individual retires, dies or is disabled, as defined by the equity plan under which the option awards were granted. No stock options were awarded in 2018.

Change in Control Agreements
In June, 2014, each of our NEOs entered into change in control agreements with the Company. These agreements contain terms and conditions customarily found in change in control agreements for executives holding comparable positions, including automatic annual one-year extensions of these agreements unless written notification of non-continuance is provided in accordance with the terms of the agreements. No severance is payable unless there is an involuntary termination within 12 months (24 months in the case of our CEO) after a change in control. If the executive officer is terminated without “cause” (as defined in such agreements) or the executive officer resigns for “good reason” (as defined in such agreements) within the designated period following a change in control the executive will be entitled to receive a lump sum payment of 100% of the executive’s annual base salary (200% of base salary in the case of our CEO) plus 100% of the executive’s bonus (short-term incentive) amount (200% in the case of our CEO), plus an amount equal to the employer contributions made by Union or its affiliates under Union’s 401(k) and profit sharing plan for the account of the executive with respect to the last completed plan year immediately prior to the change in control, including any employer matching contributions, “safe harbor” contributions and profit sharing contributions. Union is also required to continue to provide to the executive (and the executive's dependents, if applicable), at the Bank’s sole expense, the same level of medical insurance benefits upon substantially the same terms and conditions (including contributions required by the NEO, if any, for such benefits) as existed immediately prior to the executive's date of termination for a period of 12 months following the date of separation (24 months in the case of our CEO). In addition, Union is required to provide outplacement services to the terminated NEO. Any equity-based awards (whether to be settled in cash or stock) held by the NEOs under any equity-based plan of the Company, including any outstanding awards under the Company’s 2008 ISO Plan, the LTIP, or any successor equity-based plans, will be governed by the provisions of the respective plan.
Payment of benefits under the Agreements is subject to execution by the NEO of a waiver and release of claims. The Agreements also contain non-disparagement, confidentiality, non-competition and non-solicitation covenants binding on the NEO following termination of employment and payment of the contractual change in control benefits. There are no tax “gross up” provisions in the agreements.
As part of the compensation analysis conducted by Pearl Meyer in 2018, the consultants were asked to comment on the payout targets of the Company’s Change-in-Control agreements. Feedback provided by the consultants indicated that standard practice is for a payout target of between 2 times and 3 times annual compensation for the CEO and between .5 times and 2 times annual compensation for other NEOs. They also noted that so-called “double triggers” (that is, a requirement for both a change in control and a subsequent termination of employment) as a condition to payout are a prevalent feature in executive change-in-control agreements.

Split Dollar Life Insurance
Union’s group life insurance plan has a stated benefit of three times annual salary, subject to a maximum benefit limit of $300,000. Due to this benefit cap, those employees (including the three NEOs) whose salary exceeds $100,000 do not receive a group life insurance benefit equal to three times their annual salary. Accordingly, Union entered into split-dollar life insurance agreements with certain officers, including the three NEOs, which provide that a portion of the death benefit on a life insurance policy owned by Union will be paid to the executive’s beneficiary if the NEO dies while employed with Union. The agreements expire upon termination of employment. The amount of the death benefit under the split-dollar life insurance arrangement is $500,000 for Mr. Silverman and $250,000 each for Ms. Hale and Mr. Coslett. The split-dollar life insurance benefit is in addition to the $300,000 group life insurance coverage generally available to Union’s employees, including the NEOs.

Other Benefits
Our executive officers are also eligible for the following other benefits available to all other employees on substantially the same terms:

•
401(k) plan: we match voluntary salary deferrals of participating employees, including our NEOs, on a $0.50 per dollar basis on deferrals of up to 6.0% of annual salary, subject to annual IRS maximums. We also provide a 3.0% safe harbor contribution for participating employees, including NEOs, up to annual IRS maximums. In addition to the 3% safe harbor contribution, Union’s Board approved a 3.0% profit sharing contribution for participating employees, including NEOs, for each of the plan years 2018, 2017 and 2016, with the funds contributed in February of the following year;

•	Group medical and dental health insurance plans;

•	Group life insurance plan (benefit equal to three times annual salary, subject to a maximum benefit of $300,000); and

•	Short and long-term disability insurance plans (with disability benefits paid at two-thirds of annual salary up to certain benefit limits).

Effect of 2016 Advisory Vote on NEO Compensation
In 2016, the Company provided our shareholders with the opportunity to cast a non-binding advisory vote on our executive compensation (a “say-on-pay proposal”). At our 2016 Annual Meeting of Shareholders, 98.71% of the votes cast on the say-on-pay proposal were voted in support of the compensation paid to our NEOs. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation, and as such we have not significantly changed our approach to executive compensation. At our 2013 Annual Meeting of Shareholders, 83.0% of the votes cast on a non-binding advisory vote on the frequency of future say-on-pay votes approved the proposal to hold say-on-pay votes every three years. Accordingly, we are seeking a say-on-pay advisory vote at this year’s annual meeting, as well as an advisory say-on-frequency vote for the shareholders to determine the continued frequency of holding advisory say-on-pay votes. The Compensation Committee and Board will continue to consider the outcome of our say-on-pay votes, regulatory changes and emerging best practices when making future recommendations regarding compensation for the Company’s NEOs.

Impact of Accounting and Tax Consequences on the Form of Compensation
The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.
Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to NEOs to $1,000,000 unless the compensation is “performance-based.” Based on current compensation levels, other than under the provisions of the Change-in-Control agreement for our CEO, we do not believe the section 162(m) cap on compensation will be triggered for our CEO or other NEOs. The Compensation Committee will continue to consider this in future years.

Compensation Committee Report
The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis with our management. Based on the review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2019 annual meeting of shareholders.

Submitted by the Compensation Committee
Schuyler W. Sweet, Chair
John M. Goodrich, Vice Chair
John H. Steel
Cornelius (Neil) J. Van Dyke

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the total compensation that was paid or accrued for each of our named executive officers (NEOs) during each of the three most recent fiscal years:
2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

David S. Silverman, President and CEO	2018	$350,000	$52,547	$78,750	$22,336	$38,690	$542,323
	2017	$335,000	$50,264	$92,963	$24,869	$37,757	$540,853
	2016	$315,000	$47,258	$94,500	$22,818	$37,105	$516,681

Karyn J. Hale, Chief Financial Officer	2018	$151,600	$15,160	$20,466	$1,630	$15,598	$204,454
	2017	$143,600	$14,420	$23,909	$1,827	$14,440	$198,196
	2016	$133,600	$13,386	$24,048	$1,704	$10,169	$182,907

Jeffrey G. Coslett, SVP, Human Resource and Branch Administration	2018	$139,500	$13,973	$18,833	$6,923	$15,237	$194,466
	2017	$134,000	$13,431	$22,311	$7,677	$14,882	$192,301
	2016	$130,000	$13,037	$23,400	$6,988	$13,044	$186,469
____________________

(1)	Includes current voluntary deferrals by certain of the NEOs under the Company’s 2006 Executive Nonqualified Excess Plan and Union’s 401(k) plan.

(2)
Represents contingent awards of restricted stock units (RSUs) granted under the 2014 Equity Incentive Plan (LTIP), pursuant to the terms of the 2018, 2017 and 2016 Equity Award Summaries, respectively, assuming achievement of target-level performance in the applicable plan year and disregarding the effect of potential forfeitures and actual performance results for the applicable periods. Based on actual 2018 performance attained under the provisions of the plan at the stretch level and a closing price of $47.75 per share on December 31, 2018 as reported on the NASDAQ Stock Market, RSUs were awarded to our NEOs for 2018 services as follows: Mr. Silverman, 1,375 shares ($65,656); Ms. Hale, 397 shares ($18,957); and Mr. Coslett 366 shares ($17,477). Based on actual 2017 performance attained under the provisions of the plan at the stretch level and a closing price of $52.95 per share on December 31, 2017 as reported on the NASDAQ Stock Market, RSUs were awarded to our NEOs for 2017 services as follows: Mr. Silverman, 1,187 shares ($62,852); Ms. Hale, 339 shares ($17,950); and Mr. Coslett 317 shares ($16,785). Based on actual 2016 performance attained under the provisions of the plan at the stretch level and a closing price of $45.45 per share on December 31, 2016 as reported on the NASDAQ Stock Market, RSUs were awarded to our NEOs for 2016 services as follows: Mr. Silverman, 1,300 shares ($59,085); Ms. Hale, 368 shares ($16,726); and Mr. Coslett 358 shares ($16,317).

(3)
All amounts shown were earned under the Company’s Short-Term Incentive Performance Plan (STIPP) with respect to 2018, 2017 and 2016 services and performance, respectively, but paid during the first quarter of the following year.

(4)
Represents the change in the actuarial present value of the Union Bank Pension Plan (frozen on October 5, 2012) during the course of the calendar year for 2016 and 2017 and from December 31, 2017 to November 1, 2018 (the date of distribution of plan benefit obligations) for 2018. All accrued pension benefits were distributed during 2018 to all plan participants, including Mr. Silverman, Ms. Hale and Mr. Coslett, with no remaining pension benefit obligations as of December 31, 2018. No above-market or preferential earnings were paid or accrued on nonqualified defined compensation plan deferrals.

(5)
Includes Union match on 401(k) plan salary deferrals, safe harbor contributions and the profit sharing contribution attributable to services rendered in the specified year but paid in the following year. In 2018, 2017 and 2016, respectively, for Mr. Silverman these amounts were: match of $8,250, $8,100 and $7,950, safe harbor contribution of $8,250, $8,100 and $7,950, and profit sharing contribution of $11,940, $11,657 and $11,605. In 2018, 2017 and 2016, respectively, for Ms. Hale these amounts were: match of $4,947, $4,139 and $1,617, safe harbor contribution of $4,947, $4,796 and $4,129, and profit sharing contribution of $5,704, $5,505 and $4,423. In 2018, 2017 and 2016, respectively, for Mr. Coslett these amounts were: match of $4,854, $4,722 and $4,223, safe harbor contributions of $4,854, $4,772 and $4,223 and profit sharing contributions of $5,529, $5,388 and $4,598. For Mr. Silverman, also includes Company director’s fees of $10,250 for 2018, $9,900 for 2017 and $9,600 for 2016.

Short-Term Cash and Long-Term Equity Incentive Plan Awards
Short-term cash incentive plan payouts and RSU incentive equity grants were awarded to NEOs during 2018 as detailed in the table below.
GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Silverman	3/21/2018	$35,000	$70,000	$105,000	730	974	1,217	$52,547
Karyn J. Hale	3/21/2018	$9,096	$18,192	$27,288	211	281	352	$15,160
Jeffrey G. Coslett	3/21/2018	$8,370	$16,740	$25,110	194	259	324	$13,973
____________________

(1)
Reflects the threshold, target and maximum awards available under the 2018 Short-Term Incentive Performance Plan (STIPP) paid in February 2019, tied to achievement of a number of 2018 performance targets, as more fully described in the “Compensation Discussion and Analysis” section of this proxy statement. The actual payout earned by each NEO based on 2018 performance is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amounts reflected in the above table are estimated amounts at the time the 2018 STIPP was approved by the Board and disregard the effect of any potential forfeitures.

(2)
Reflects the threshold, target and maximum number of shares underlying RSUs contingently awarded by the Board during 2018 under the LTIP pursuant to the 2018 Equity Award Summary, based on plan provisions for rounding up to the next whole share and a closing price of $53.95 per share for the Company’s common stock on the date of the contingent grant (March 21, 2018), as reported on the NASDAQ Stock Market. The target contingent RSUs awarded in March 2018 to each of the three NEOs are reflected in the “Stock Awards” column of the Summary Compensation Table and related footnotes. Receipt of actual awards by the NEOs is subject to the terms of the 2018 Equity Award Summary, including time-based vesting requirements and other plan provisions.

(3)
Represents contingent awards of RSUs at the target level and based on a specified percentage of the NEO’s base salary. Based on actual salary earned by the NEOs, actual 2018 performance at the stretch level and a closing price of $47.75 for the Company’s common stock on December 31, 2018 as reported on the NASDAQ Stock Market, actual awards of RSUs for 2018 services were as follows: Mr. Silverman, 1,375 shares ($65,656); Ms. Hale, 397 shares ($18,957); and Mr. Coslett, 366 shares ($17,477).

Outstanding Equity Awards
The following table sets forth outstanding equity awards to our NEOs at December 31, 2018. This table includes the number of shares underlying incentive stock options that remain unexercised under “exercisable” (i.e. vested) stock options granted under the 2008 ISO Plan and the LTIP. There were no outstanding “unexercisable” (i.e. unvested) stock options as of December 31, 2018. In addition, this table includes the number of RSUs awarded in 2018, 2017 and 2016 but not yet vested, under the terms of the 2018 Equity Award Summary, 2017 Equity Award Summary and the 2016 Equity Award Summary, respectively.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#) (1)	Market Value of Shares or Units that have not Vested ($) (2)
David S. Silverman	3,000	0	$22.00	12/17/2020
	3,000	0	$24.00	12/16/2021
	6,000	0			2,222	$106,101

Karyn J. Hale	1,500	0	$24.00	12/16/2021
	1,500	0			639	$30,512

Jeffrey G. Coslett					594	$28,364
____________________

(1)
RSU awards made under the LTIP pursuant to the 2018 Equity Award Summary to the NEOs with respect to the Company’s common stock, including those subject to 2018 performance conditions that were satisfied, are subject to time-based vesting conditions, as follows: Mr. Silverman, 595 shares will vest on December 31, 2019, 596 shares will vest on December 31, 2020, and 184 shares will vest on December 31, 2021; Ms. Hale, 172 shares will vest on each of December 31, 2019 and December 31, 2020, and 53 shares will vest on December 31, 2021; and Mr. Coslett, 158 shares will vest on December 31, 2019, 159 shares will vest on December 31, 2020, and 49 shares will vest on December 31, 2021. RSU awards made under the 2017 Equity Award Summary which had not vested as of December 31, 2018 were as follows: Mr. Silverman, 514 shares will vest on December 31, 2019, and 159 shares will vest on December 31, 2020; Ms. Hale, 147 shares will vest on December 31, 2019, and 46 shares will vest on December 31, 2020; and Mr. Coslett, 137 shares will vest on December 31, 2019, and 43 shares will vest on December 31, 2020. RSU awards made under the 2016 Equity Award Summary which had not vested as of December 31, 2018 were as follows: Mr. Silverman, 174 shares will vest on December 31, 2019; Ms. Hale, 49 shares will vest on December 31, 2019; and Mr. Coslett, 48 shares will vest on December 31, 2019.

(2)
Represents the closing price of $47.75 for the Company's common stock on December 31, 2018, as reported on the NASDAQ Stock Market, multiplied by the number of unvested shares underlying the RSUs awarded to the NEOs under the LTIP pursuant to the 2018, 2017 and 2016 Equity Award Summary plans.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Silverman	0	$0	1,345	$64,244
Karyn J. Hale	0	$0	380	$18,145
Jeffrey G. Coslett	0	$0	366	$17,477
____________________

(1)
Represents the number of shares acquired on vesting of RSU awards under the LTIP during 2018 pursuant to the 2015 Equity Award Summary, the 2016 Equity Award Summary and the 2017 Equity Award Summary. Value based on the closing price of $47.75 for the Company’s common stock on December 31, 2018 as reported on the NASDAQ Stock Market.

Deferred Compensation Plans
Union Bankshares, Inc. and Union Bank sponsor two nonqualified deferred compensation plans for Directors and certain key officers. One of these plans, the 2008 Amended and Restated Nonqualified Deferred Compensation Plan was frozen in 1998 to new participants and in 2004 to additional deferrals. Additional information about that plan is contained elsewhere in this proxy statement under the caption “PROPOSAL 1: TO ELECT DIRECTORS - Directors’ Compensation.”
The Company's Executive Nonqualified Excess Plan is a defined contribution plan that permits participating officers and Directors to elect to defer receipt of current compensation from the Company or the Bank in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant's account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency or (in the case of distributions from an in-service withdrawal account or education funding account) upon a date specified in the participant's deferral election form. The plan does not provide for above market or preferential earnings on deferrals. Promised benefits under the plan are general unsecured obligations of the Company and/or the Bank, as no assets of the Company or the Bank have been segregated to meet the payment obligations under the plan. However, the Company and the Bank have jointly purchased life insurance and mutual funds to fund substantially all of the anticipated benefit payments.
The following table summarizes voluntary deferrals during 2018, earnings (losses) during 2018 on accumulated deferrals and the aggregate balance of the accrued benefit as of December 31, 2018, for Mr. Silverman and Ms. Hale. Mr. Coslett did not participate in the plan.

EXECUTIVE NONQUALIFIED EXCESS PLAN
Name	Executive Contributions in 2018 (1)	Company Contributions in 2018	Aggregate Earnings in 2018	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2018
David S. Silverman	$49,000	$0	$(13,684)	$0	$357,266
Karyn J. Hale	$10,612	$0	$(1,648)	$0	$32,975
____________________

(1)	The amount reported as deferred in this table is included in the NEO’s salary reported in the 2018 Summary Compensation Table.

Defined Benefit Pension Plan
The Union Bank Defined Benefit Pension Plan ("Plan") previously covered all eligible employees of the Bank employed prior to October 5, 2012. On October 5, 2012, the Company closed the Plan to new participants and froze the accrual of retirement benefits for existing participants, including the three NEOs. On October 18, 2017, the Company’s Board of Directors voted to terminate the Plan. All Plan assets in the related Trust were distributed and all plan obligations settled prior to December 31, 2018. As such, no remaining pension benefit obligations existed for plan participants as of December 31, 2018, including pension benefits to Mr. Silverman, Ms. Hale and Mr. Coslett, each of whom elected in 2018 to receive a lump sum distribution of their accrued pension benefit as a direct rollover to a qualifying retirement plan. In November 2018, Mr. Silverman received a lump sum distribution in the amount of $748,529; Ms. Hale received a lump sum distribution in the amount of $71,342; and Mr. Coslett received a lump sum distribution in the amount of $205,416.

PENSION BENEFITS

Name	Plan Name	Number of Service Years Credited (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
David S. Silverman	The Union Bank Pension Plan	26.17	$748,529	$748,529
Karyn J. Hale	The Union Bank Pension Plan	6.93	$71,342	$71,342
Jeffrey G. Coslett	The Union Bank Pension Plan	9.63	$205,416	$205,416
____________________

(1)
Reported as the number of years of benefit service as of November 1, 2018, recognizing that service after October 5, 2012 disregarded for purposes of benefit accrual. The credited years of service for vesting purposes as of November 1, 2018, were as follows: Mr. Silverman, 32.24 years; Ms. Hale, 13.00 years; and Mr. Coslett, 15.70 years. There was no resulting benefit augmentation for the additional vesting years of service for any participant, including the NEOs.

(2)	Reported as the Present Value of Accumulated Benefit as of November 1, 2018, recognizing that service after October 5, 2012 was disregarded for purposes of benefit accrual.
Due to the terminated status of the plan, no further pension benefit obligations exist. Had the plan not been terminated, as of December 31, 2018 the approximate monthly retirement benefits payable under the plan to our NEOs at retirement at age 65 would have been as follows: Mr. Silverman, $6,071, for Ms. Hale, $873, and Mr. Coslett, $1,456.

Defined Contribution Retirement Savings (401(k)) Plan
Union maintains a contributory, tax qualified Employee Savings 401(k) and Profit Sharing Plan covering all employees who meet certain eligibility requirements. Participants may elect to contribute up to the IRS maximum dollar amount limitations of their eligible compensation to their 401(k) plan account on a tax deferred basis. The plan also provides for matching contributions by Union, in the sole discretion of Union's Board of Directors. During 2018, 2017 and 2016, Union made a discretionary 401(k) matching contribution of fifty cents for every dollar of compensation deferred by the participant, up to 6% of each participant's eligible compensation. The plan also provided during 2018, 2017 and 2016 for a non-discretionary 3% safe harbor contribution for the account of each participant. In addition, Union made a 3% discretionary profit sharing contribution for the account of each eligible employee with respect to each of the 2018, 2017 and 2016 plan years, with funds actually contributed in February of the following year. Nondiscretionary safe harbor contributions, discretionary matching contributions and discretionary profit sharing contributions made for the account of the three executive officers named in the 2018 Summary Compensation Table are included in the table under “All Other Compensation.”

Potential Payments upon Change in Control
The following table summarizes payments and benefits that would have been payable to each of our three NEOs under their Change in Control Agreements, assuming that their employment had terminated on December 31, 2018, and that such termination occurred within the applicable period following a change in control of the Company or Union (24 months for the CEO and 12 months for the other NEOs). For purposes of this table, the effective date of termination is assumed to be December 31, 2018. The closing market price of our common stock on December 31, 2017 was $47.75, as reported on the NSADAQ Stock Market.

Potential Payments Upon Change in Control
Form of Compensation	No Discharge - Change in Control Related	Discharge without Cause or Resignation with Good Reason - Change in Control Related (2)
David S. Silverman
Base Salary and Bonus	$0	$857,500
Health Benefits	$0	$29,156
401(k) contributions	$0	$28,440
Accelerated vesting of equity awards (1)	$0	$106,100
Total	$0	$1,021,196
Karyn J. Hale
Base Salary and Bonus	$0	$172,066
Health Benefits	$0	$21,110
401(k) contributions	$0	$15,598
Accelerated vesting of equity awards (1)	$0	$30,512
Total	$0	$239,286
Jeffrey G. Coslett
Base Salary and Bonus	$0	$158,333
Health Benefits	$0	$21,110
401(k) contributions	$0	$15,238
Accelerated vesting of equity awards (1)	$0	$28,364
Total	$0	$223,045
____________________

(1)
Restricted stock unit awards under the LTIP become fully vested upon a change in control. Value of awards in this chart assumes termination of employment during the second half of the performance period and achieving the performance level as actually achieved at December 31, 2018. Includes unvested units from the 2016, 2017 and 2018 Equity Summary Plans.

(2)
“Good reason” is defined in the Agreements to mean, among other things, a material diminution of responsibility or salary; a change in location of more than 50 miles from the executive’s current location; or the inability of Union to perform its obligations under the agreement. “Cause” means, among other things, illegal acts, gross misconduct or the executive’s failure to perform in any material respect their obligations under this agreement.

The terms of the change in control agreements with our NEOs are discussed above under the caption “COMPENSATION DISCUSSION AND ANALYSIS - Change in Control Agreements.”

CEO Pay Ratio
Pursuant to provisions under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is required to disclose the ratio between the Company’s CEO and that for the median paid employee (as defined below). For 2018, the CEO Pay Ratio was determined to be 14.57 to 1.
For purposes of determining the CEO pay ratio for Union, the following methodology was used to identify the median employee: 1) the employment pool consisted of all full time, part time, part time on call and seasonal employees of Union who were actively employed as of December 1, 2018, excluding the CEO; 2) compensation was defined as all 2018 401(k) eligible wages, plus the addition of all non-qualified deferred compensation deductions; 3) compensation as defined was annualized for all employees hired during 2018 or who terminated employment after December 1, 2018. December 1, 2018 was chosen as the effective date because this date was representative of the typical employment census for Union throughout 2018. 401(k) eligible wages, plus non-qualified compensation deductions, was selected as the definition of compensation because this data is readily available for all Union employees, and includes all hourly wages or annual salary and overtime, plus compensation for work performed additional to that which is earned through regular hourly wages or salary.

Once the median employee was identified, that individual’s compensation was adjusted to include all earned compensation components as that for the CEO, including the 401(k) match contribution, the 401(k) safe harbor contribution, and the 401(k) profit sharing contribution. The median employee’s total compensation for purposes of the CEO Pay Ratio calculation was determined to be $37,232. The CEO total compensation used in the pay ratio equaled $542,323, the amount reported for 2018 in the Summary Compensation Table above. Components included in the CEO’s total compensation which were not earned by the median employee were stock awards, non-equity incentive plan compensation and director fees.

PROPOSAL 2
NONBINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
As required under applicable rules of the SEC, as amended by the Dodd-Frank Act, our Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the three executive officers named in the 2018 Summary Compensation Table (“Named Executive Officers” or “NEOs”), as described in this proxy statement.
The so-called “say-on-pay” resolution that is the subject of this proposal is a nonbinding advisory resolution which gives our shareholders the opportunity to express their views on the compensation of our NEOs. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and will not have the effect of overruling any executive compensation decisions made by the Company, the Board of Directors or the Compensation Committee, nor will it create or imply any change in the Board's fiduciary duties. Furthermore, because this nonbinding advisory resolution primarily relates to compensation of our NEOs that has already been paid, or in the case of equity compensation, awarded, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee and the Board intend to take the results of the vote on this proposal into account in its future recommendations and decisions regarding the compensation of our NEOs.
The Company has three NEOs, President and CEO David S. Silverman, Vice President, Treasurer and CFO Karyn J. Hale, and Vice President Jeffery C. Coslett. The Company's compensation program is designed to attract, motivate and retain our NEOs, who are critical to our success, by offering a combination of base salary, a short-term incentive performance plan, and long-term equity through restricted stock awards, plus other compensation components, all of which are closely aligned to the annual and long-term performance objectives of Union. Please see the Compensation Committee Report beginning on page 18 and the description of our executive compensation program and discussion of its individual components under the captions "COMPENSATION DISCUSSION AND ANALYSIS" beginning on page 18 and “EXECUTIVE COMPENSATION” beginning on page 35 for additional information about our executive compensation programs and philosophy, including the information required under Item 402 of SEC Regulation S-K.
We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year which are summarized under "Performance Highlights" on page19.
The Board of Directors recommends that the shareholders approve the compensation paid to the Company's NEOs, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Committee Report, compensation tables and narrative discussion.
Vote Required to Approve Proposal 2.
Approval of Proposal 2 will require that more votes be cast “FOR” than “AGAINST” the proposal.
The Board of Directors unanimously recommends that shareholders vote “FOR” Proposal 2.

PROPOSAL 3
NONBINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY “SAY-ON-PAY” VOTES
Applicable SEC rules, as amended by the Dodd-Frank Act, also require that shareholders periodically be given the opportunity to recommend, on an advisory basis, how frequently to hold future advisory “say-on-pay” votes. By voting on Proposal 3, shareholders may recommend holding an advisory “say-on-pay” vote every year, every two years, or every three years or they may abstain from voting. Shareholders at the 2013 annual meeting last approved a three year frequency, and the Board recommends that the shareholders again approve a three year frequency for future "say-on-pay" votes..
The resolution that is the subject of this proposal is a nonbinding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of the outcome of the vote, and will not have the effect of overruling any decision by the Company, the Board of Directors or the Compensation Committee regarding executive compensation matters or submission of matters for an advisory vote of the shareholders, nor will it create or imply any change in the Board's fiduciary duties. However, the Compensation Committee and the Board intend to take the results of the vote on this proposal into account in making their decision as to how often the Company will submit “say-on-pay” proposals to a vote of the shareholders in future years.
As discussed in the COMPENSATION DISCUSSION AND ANALYSIS section of this proxy statement beginning on page 18, the Compensation Committee provides continuous oversight of the compensation practices for the Company's NEOs to ensure that the compensation program does not encourage inappropriate risk taking, and that the program is consistent with the Company's vision, strategic objectives and compensation philosophy. This oversight includes analyzing the pay practices of peer banks, comparing salary and incentive pay with that of bank-specific salary surveys, and assessing the compensation mix of salary, short-term incentives and long-term incentives to ensure that the Company's total compensation program provides the appropriate balance and proper alignment of the short-term and long-term interests of our NEOs with those of the Company.
Shareholders can choose a say-on-pay frequency of one year, two years, three years, or may abstain. Shareholders are not voting to approve or disapprove the Board's recommendation as to the frequency of future “say-on-pay votes.
As required under SEC rules, the Board will seek an advisory vote on the frequency of future “say-on-pay” advisory votes at least once every six years.
The Board of Directors recommends that the shareholders approve a frequency of THREE YEARS for future advisory votes of the shareholders to approve the compensation of the Company's NEOs.
Vote Required to Approve Proposal 3.
The shareholders' approval of a frequency of one, two or three years for future advisory say-on-pay votes of the shareholders will be determined by a plurality of the votes cast.
The Board of Directors unanimously recommends that shareholders vote on Proposal 3 for a frequency of EVERY THREE YEARS for future advisory votes to approve the compensation of the Company's NEOs.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The independent registered public accounting firm of BerryDunn was engaged to serve as the Company's independent accountants to audit the Company's consolidated financial statements for the year ended December 31, 2018 and to audit the internal controls over financial reporting as of December 31, 2018 upon recommendation of the Audit Committee and ratification by the shareholders.
BerryDunn has advised the Audit Committee that they are independent accountants with respect to the Company within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. A representative of BerryDunn is expected to be present at the annual meeting. He will have the opportunity to make a statement if he so desires, and he is expected to be available to respond to appropriate questions.
The Audit Committee has appointed BerryDunn to serve as the Company's independent registered public accounting firm to audit the Company's consolidated financial statements and internal controls over financial reporting for the year ending December 31, 2019, and to perform such other appropriate accounting services as may be required. Although ratification by the shareholders is not required by law, consistent with evolving corporate practices the Board has determined that it is desirable to request shareholder approval of the appointment. The Audit Committee has not determined what action it will take if the shareholders do not ratify the appointment of BerryDunn. In such event, the Committee could decide to continue to retain the services of BerryDunn for 2019 and consider a change in auditors for 2020. Moreover, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

BerryDunn has audited the Company's consolidated financial statements for the last ten calendar years and has audited the controls over financial reporting for the last five years.
Audit Fees
Aggregate fees billed for professional services rendered to the Company by BerryDunn for the years ended December 31, 2018 and 2017, are detailed in the table below.

	BerryDunn
Services Provided	2018	2017
Audit	$183,320	$187,211
Audit Related	12,440	13,469
Tax	16,065	16,350
Total	$211,825	$217,030

Audit fees in both years were for the audits of the annual consolidated financial statements of the Company included in the Company's annual report on Form 10-K, audits of internal controls over financial reporting, and review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, filed with the SEC.
Audit Related fees in both years were for assurance and related services relating to Union Bank's trust operations, attendance at the annual shareholders meeting and other accounting matters.
Tax fees in both years were for services related to tax compliance, including the preparation of tax returns, review of estimates, consulting and tax planning, and tax advice, including implementation of tax law changes.

Audit Committee Preapproval Guidelines
All audit and nonaudit services provided by the registered independent accounting firm during the preceding two fiscal years were approved in advance by the Audit Committee. The Audit Committee has adopted Preapproval Guidelines relating to the provision of audit and nonaudit services by the Company's external auditors. Under these Guidelines, the Audit Committee preapproves both the type of services to be provided by the external auditor and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be compatible with the maintenance of the auditor's independence, including compliance with SEC rules and regulations.
In order to ensure timely review and approval, the Audit Committee has delegated to the Chair of the Committee the authority to amend or modify the list of preapproved services and fees, subject to prompt reporting to the full Committee of action taken pursuant to such delegated authority.

Vote Required to Approve Proposal 4
Ratification of the appointment of BerryDunn as the Company's independent auditors for 2019 will require that more votes be cast “FOR” than “AGAINST” the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

SHAREHOLDER PROPOSALS
Under SEC rules, management of the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal even if the proposal has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal at the meeting. In order to be considered timely for consideration at the 2020 annual meeting, the shareholder-proponent must have furnished written notice to the Company of the proposal no later than February 24, 2020. If timely notice is received, the Company may exercise its discretionary authority under the proxy in connection with such proposal only if otherwise permitted to do so under applicable SEC rules.

There is a separate process under SEC rules, with an earlier notification deadline, if an eligible shareholder seeks to have his or her proposal included in the Company's proxy materials for the annual meeting. In order to be eligible for inclusion in the Company's proxy material for the 2020 annual meeting, the shareholder must meet specified eligibility requirements in the SEC rules and the proposal must be submitted in writing to the Secretary of the Company no later than December 11, 2019 and must comply in all respects with applicable SEC rules relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors, subject to such SEC rules.

OTHER MATTERS
As of the date of this proxy statement, management knows of no business expected to be presented for action at the annual meeting, except as set forth above. If, however, any other business should properly come before the meeting, the persons named in the enclosed proxy form will vote in accordance with the recommendations of management.

Union Bankshares, Inc.
Morrisville, Vermont

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

UNION BANKSHARES, INC.
20 LOWER MAIN STREET
P.O. BOX 667
MORRISVILLE, VT 05661
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

ATTN: KRISTY ADAMS ALFIERI

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E71224-P23663	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

UNION BANKSHARES, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors - To fix the number of Directors at ten, or such lesser number as circumstances require, and to elect the Nominees listed below. (All terms expire at the next annual meeting.)				The Board of Directors recommends you vote FOR the following proposal:
								For	Against	Abstain
	Nominees:		For	Withhold	2.
Advisory (Nonbinding) vote to approve the compensation paid to the Company's named executive officers, as disclosed pursuant to item 402 of SEC regulation S-K, including the compensation committee report, compensation tables and narrative discussion.
								☐	☐	☐
	1a.	Joel. S. Bourassa	☐	☐

	1b.	Steven J. Bourgeois	☐	☐
The Board of Directors recommends you vote 3 years on the following proposal:
	1c.	Dawn D. Bugbee	☐	☐			3 Years	2 Years	1 Year	Abstain
					3.	Advisory (Nonbinding) vote to approve a frequency of one, two or three years for future advisory Say-On-Pay votes of the shareholders.	☐	☐	☐	☐
	1d.	John M. Goodrich	☐	☐

	1e.	Nancy C. Putnam	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
								For	Against	Abstain
	1f.	Timothy W. Sargent	☐	☐	4.	To ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2019.		☐	☐	☐

	1g.	David S. Silverman	☐	☐	NOTE: This proxy conveys discretionary authority to vote in accordance with the recommendations of management on such other business as may properly come before the meeting or any adjournment thereof.

	1h.	John H. Steel	☐	☐
					For address change and/or comments, please check this box and write them on the back where indicated.					☐
	1i.	Schuyler W. Sweet	☐	☐
					Please indicate if you plan to attend this meeting.				☐	☐
	1j.	Cornelius J. Van Dyke	☐	☐					Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

E71225-P23663

REVOCABLE PROXY
UNION BANKSHARES, INC.

Annual Meeting of Shareholders
May 15, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Kristy Adams Alfieri and Karyn J. Hale, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Union Bankshares, Inc. that the undersigned is (are) entitled to vote at the Annual Meeting of the Shareholders to be held at the Charlmont Restaurant meeting room, 116 Vermont Route 15 West, Morrisville, Vermont on Wednesday, May 15, 2019, at 3:00 p.m., local time, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed and dated but no such direction is made, this proxy will be voted FOR each of the nominees in Proposal 1, FOR Proposals 2 and 4, FOR a THREE YEAT frequency on Proposal 3, and otherwise in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side